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                                   EXHIBIT 2.1




                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                  DIVINE, INC.

                             DI2 ACQUISITION COMPANY

                                       AND

                               EPRISE CORPORATION

                               SEPTEMBER 17, 2001
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                                TABLE OF CONTENTS

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
ARTICLE I         The Merger; Effective Time; Closing............................................................        5
         1.1      The Merger.....................................................................................        5
         1.2      Effective Time.................................................................................        6
         1.3      Closing........................................................................................        6
         1.4      Effect of the Merger...........................................................................        6
         1.5      Appraisal Rights...............................................................................        6

ARTICLE II        The Surviving Corporation......................................................................        6
         2.1      Certificate of Incorporation; Name.............................................................        6
         2.2      Bylaws.........................................................................................        6
         2.3      Additional Actions.............................................................................        6

ARTICLE III       Directors and Officers of the Surviving Corporation............................................        7
         3.1      Directors......................................................................................        7
         3.2      Officers.......................................................................................        7

ARTICLE IV        Merger Consideration; Conversion or Cancellation of Shares in the Merger.......................        7
         4.1      Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger.........        7
         4.2      Payment for Shares in the Merger...............................................................       10
         4.3      Cash For Fractional Parent Shares..............................................................       11
         4.4      Transfer of Company Shares after the Effective Time............................................       12
         4.5      Lost, Stolen or Destroyed Certificates.........................................................       12
         4.6      Withholding Rights.............................................................................       12

ARTICLE V         Representations and Warranties.................................................................       12
         5.1      Representations and Warranties of Parent and Merger Sub........................................       12
         5.2      Representations and Warranties of the Company..................................................       23

ARTICLE VI        Additional Covenants and Agreements............................................................       43
         6.1A     Conduct of Business of the Company.............................................................       43
         6.1B      Conduct by Parent.............................................................................       46
         6.2      No Solicitation................................................................................       47
         6.3      Meeting of Stockholders........................................................................       49
         6.4      Registration Statement.........................................................................       50
         6.5      Reasonable Efforts.............................................................................       50
         6.6      Access to Information..........................................................................       51
         6.7      Publicity......................................................................................       52
         6.8      Affiliates of the Company and Parent...........................................................       52
         6.9      Maintenance of Insurance.......................................................................       52
         6.10     Representations and Warranties.................................................................       52

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
         6.11     Filings; Other Action..........................................................................       52
         6.12     Tax-Free Reorganization Treatment..............................................................       53
         6.13     Nasdaq Listing.................................................................................       53
         6.14     Indemnification................................................................................       53
         6.15     Sale of Company Software Products..............................................................       54
         6.16     Registration on Form S-8.......................................................................       54
         6.17     Section 16(b)..................................................................................       54
         6.18     Takeover Statutes..............................................................................       54
         6.19     Further Amendments to Rights Plan..............................................................       54

ARTICLE VII       Conditions.....................................................................................       55
         7.1      Conditions to Each Party's Obligations.........................................................       55
         7.2      Conditions to the Obligations of the Company...................................................       56
         7.3      Conditions to the Obligations of Parent........................................................       57

ARTICLE VIII      Termination....................................................................................       58
         8.1      Termination by Mutual Consent..................................................................       58
         8.2      Termination by either the Company or Parent....................................................       58
         8.3      Termination by the Company.....................................................................       59
         8.4      Termination by Parent..........................................................................       59
         8.5      Effect of Termination; Termination Fee.........................................................       60

ARTICLE IX        Miscellaneous and General......................................................................       62
         9.1      Payment of Expenses............................................................................       62
         9.2      Non-Survival of Representations and Warranties.................................................       62
         9.3      Modification or Amendment......................................................................       62
         9.4      Waiver of Conditions...........................................................................       63
         9.5      Counterparts...................................................................................       63
         9.6      Governing Law; Jurisdiction....................................................................       63
         9.7      Notices........................................................................................       63
         9.8      Entire Agreement; Assignment...................................................................       64
         9.9      Parties in Interest............................................................................       64
         9.10     Certain Definitions............................................................................       65
         9.11     Severability...................................................................................       67
         9.12     Specific Performance...........................................................................       67
         9.13     Recovery of Attorney's Fees....................................................................       67
         9.14     Captions.......................................................................................       67
         9.15     No Strict Construction.........................................................................       67

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                             TABLE OF DEFINED TERMS

Alternate Transaction .........................................                                Section 9.10(a)
Agreement .....................................................                                   Introduction
Authorized Representatives ....................................                                    Section 6.6
Certificate of Merger .........................................                                    Section 1.2
Certificates ..................................................                                 Section 4.2(b)
Closing .......................................................                                    Section 1.3
Closing Date ..................................................                                    Section 1.3
Code ..........................................................                                       Recitals
Commercial Software ...........................................        Section 5.1(o)(v) and Section 5.2(o)(x)
Company .......................................................                                   Introduction
Company Acquisition Proposal ..................................                                 Section 6.2(a)
Company Affiliate .............................................                                    Section 6.8
Company Affiliate Letter ......................................                                    Section 6.8
Company Common Stock ..........................................                                       Recitals
Company Contract ..............................................                                 Section 5.2(p)
Company Disclosure Schedule ...................................                                    Section 5.2
Company Embedded Products .....................................                              Section 5.2(o)(x)
Company Financial Statements ..................................                             Section 5.2(h)(ii)
Company Insurance Policies ....................................                                 Section 5.2(u)
Company Key Employees .........................................                             Section 5.2(p)(ii)
Company Option ................................................                              Section 4.1(c)(i)
Company Option Plans ..........................................                                 Section 5.2(b)
Company Plan Affiliate ........................................                              Section 5.2(n)(i)
Company Proprietary Rights ....................................                              Section 5.2(o)(i)
Company Restricted Shares .....................................                                 Section 4.1(a)
Company Rights ................................................                                 Section 5.2(y)
Company Rights Agreement ......................................                                 Section 5.2(y)
Company Scheduled Plans .......................................                              Section 5.2(n)(i)
Company SEC Reports ...........................................                              Section 5.2(h)(i)
Company Software ..............................................                            Section 5.2(o)(vii)
Company Software Authors ......................................                            Section 5.2(o)(vii)
Company Stock .................................................                                       Recitals
Company Stockholders Meeting ..................................                                 Section 6.3(a)
Company Superior Proposal .....................................                                 Section 6.2(a)
Company Warrant ...............................................                            Section 4.1(c)(iii)
Confidentiality Agreement .....................................                                    Section 6.6
Covered Parties ...............................................                                Section 6.14(a)
DGCL ..........................................................                                    Section 1.1
EDGAR .........................................................                              Section 5.1(i)(i)
Effective Time ................................................                                    Section 1.2
Encumbrance ...................................................                                Section 9.10(b)

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
Environmental Costs and Liabilities ...........................                                 Section 5.2(s)
Environmental Laws ............................................                                 Section 5.2(s)
ERISA .........................................................                                Section 9.10(c)
ESPP ..........................................................                             Section 4.1(c)(vi)
Exchange Act ..................................................                                 Section 5.1(g)
Exchange Agent ................................................                                 Section 4.2(a)
Exchange Ratio ................................................                                 Section 4.1(a)
Final Delisting Date ..........................................                                Section 9.10(d)
GAAP ..........................................................                             Section 5.1(i)(ii)
Governmental Entity ...........................................                                Section 9.10(e)
Hazardous Material ............................................                                 Section 5.2(s)
HSR Act .......................................................                                 Section 5.1(g)
IRS ...........................................................                             Section 5.2(n)(ii)
Knowledge .....................................................                                Section 9.10(f)
Material Adverse Effect .......................................                                Section 9.10(g)
Material Subsidiary ...........................................                                Section 9.10(h)
Merger ........................................................                                       Recitals
Merger Sub ....................................................                                   Introduction
NNM ...........................................................                                    Section 4.3
Other Proxy Statements ........................................                                 Section 5.1(l)
Other Registration Statements .................................                                 Section 5.1(l)
Parent ........................................................                                   Introduction
Parent Common Stock ...........................................                                       Recitals
Parent Disclosure Schedule ....................................                                    Section 5.1
Parent Embedded Products ......................................                              Section 5.1(o)(v)
Parent Financial Statements ...................................                             Section 5.1(i)(ii)
Parent Option Plans ...........................................                                 Section 5.1(c)
Parent Proprietary Rights .....................................                              Section 5.1(o)(i)
Parent Rights .................................................                                 Section 5.1(c)
Parent Rights Agreement .......................................                                 Section 5.1(c)
Parent SEC Reports ............................................                              Section 5.1(i)(i)
Parent Shares .................................................                                 Section 4.1(a)
Parent Stockholders Meeting ...................................                                 Section 6.3(b)
Parties .......................................................                                   Introduction
Person ........................................................                                Section 9.10(i)
Post-Merger Exercise Price ....................................                              Section 4.1(c)(i)
Proprietary Rights ............................................        Section 5.1(o)(v) and Section 5.2(o)(x)
Proxy Statement ...............................................                                    Section 6.4
Restraints ....................................................                                 Section 7.1(c)
Returns .......................................................                                Section 9.10(j)
S-4 Registration Statement ....................................                                    Section 6.4
SEC ...........................................................                              Section 5.1(i)(i)
Securities Act ................................................                                 Section 5.1(g)
Share Consideration ...........................................                                 Section 4.2(a)
Significant Tax Agreement .....................................                                Section 9.10(k)

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
Software Distribution Agreement ...............................                                   Section 6.15
Stock Merger Exchange Fund ....................................                                 Section 4.2(a)
Subsidiary ....................................................                                Section 9.10(l)
Substitute Option .............................................                              Section 4.1(c)(i)
Substitute Warrant ............................................                            Section 4.1(c)(iii)
Surviving Corporation .........................................                                    Section 1.1
Tax ...........................................................                                Section 9.10(m)
Taxes .........................................................                                Section 9.10(m)
Termination Date ..............................................                                 Section 8.2(a)
Termination Fee ...............................................                                 Section 8.5(b)
Transaction Expenses ..........................................                                    Section 9.1

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                                    EXHIBITS

Form of Certificate of Incorporation of Surviving Corporation...............................         Exhibit A
Form of Company Affiliate Letter............................................................         Exhibit B
Form of Software Distribution Agreement.....................................................         Exhibit C

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of September 17, 2001, by and among divine, inc., a Delaware corporation ("Parent"), DI2 Acquisition Company , a Delaware corporation and a direct wholly-owned Subsidiary of Parent ("Merger Sub"), and Eprise Corporation, a Delaware corporation (the "Company"). Parent, Merger Sub and the Company are referred to collectively herein as the "Parties". Capitalized terms used herein are defined as referenced in the Table of Defined Terms contained herein.

                                    RECITALS

         WHEREAS, the Board of Directors of each of Parent, Merger Sub and the Company has determined that it is in the best interests of each corporation and its respective stockholders that the Company and Parent enter into a business combination through the merger of the Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, has approved the Merger and the transactions contemplated hereby and declared this Agreement to be advisable to its respective stockholders;

         WHEREAS, pursuant to the Merger, the outstanding shares of the common stock, par value $0.001 per share, of the Company ("Company Common Stock", and, together with all other capital stock of the Company, "Company Stock") shall be converted into the right to receive shares of the Class A common stock, par value $0.001 per share, of the Parent ("Parent Common Stock") as set forth herein; and

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the Parties hereby agree as follows:

                                    ARTICLE I

                       THE MERGER; EFFECTIVE TIME; CLOSING

         1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time, the Merger Sub shall be merged with and into the Company, the separate corporate existence of the Merger Sub shall thereupon cease, and the Company shall be the successor or surviving corporation and shall continue its existence under the laws of the State of Delaware. The Company, as the surviving corporation after the consummation of the Merger, is sometimes hereinafter referred to as the "Surviving Corporation".

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         1.2 Effective Time. Subject to the provisions of this Agreement, the
Parties shall cause the Merger to be consummated by filing a duly executed certificate of merger of the Company (the "Certificate of Merger") with the Office of the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the provisions of Section 251 of the DGCL, as soon as practicable, and shall take all other action required by law to effect the Merger. The Merger shall become effective upon such filing or at such later time as is agreed to in writing by the parties and provided in the Certificate of Merger (the "Effective Time").

         1.3 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VIII, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., local time, at the offices of Bell, Boyd & Lloyd LLC, 70 West Madison Street, Suite 3300, Chicago, Illinois 60602, on the business day all of the conditions to the obligations of the Parties to consummate the Merger as set forth in
Article VII have been satisfied or waived, or such other date, time or place as is agreed to in writing by the Parties (the "Closing Date").

         1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         1.5 Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to the holders of shares of Company Common Stock in connection with the Merger.

                                   ARTICLE II

                            THE SURVIVING CORPORATION

         2.1 Certificate of Incorporation; Name. At the Effective Time, the certificate of incorporation of the Company shall be amended in its entirety to read as set forth on Exhibit A hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

         2.2 Bylaws. At the Effective Time, the by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

         2.3 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to
(a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company, or (b) otherwise carry out the provisions of this Agreement, the

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officers and directors of the Surviving Corporation are authorized to take, and will take, any and all such lawful actions.

                                   ARTICLE III

               DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

         3.1 Directors. The directors of Merger Sub shall be the initial directors of the Surviving Corporation, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws.

         3.2 Officers. The officers of Merger Sub shall be the initial officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws.

                                   ARTICLE IV

    MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

         4.1 Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger. At the Effective Time, the manner of converting or canceling shares of capital stock of the Company and Merger Sub shall be as follows:

                  (a) Conversion of Company Stock. Subject to adjustment, if applicable, pursuant to Sections 4.1(e) hereof, and subject to the provisions of Section 4.3 hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock described in Section 4.1(d) but including any shares of Company Common Stock that are restricted under the applicable Company Option Plans (the "Company Restricted Shares")), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive 2.4233 shares of Parent Common Stock. The shares of Parent Common Stock issuable in connection with the Merger and the transactions contemplated thereby are referred to herein as the "Parent Shares". At the Effective Time, all shares of Company Common Stock converted into the right to receive Parent Shares pursuant to this Section 4.1(a) shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and cease to exist, and each holder of a certificate theretofore representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Stock, except the right to receive, upon the surrender of such certificate (or other appropriate action) in accordance with Section 4.2, the number of Parent Shares specified above and cash in lieu of fractional shares. The ratio of shares of Parent Common Stock issuable per share of Company Common Stock, as adjusted from

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         time to time pursuant to Section 4.1(e), is sometimes hereinafter referred to as the "Exchange Ratio". All Parent Shares issued in exchange for Company Restricted Shares shall become vested upon the same terms and conditions as were applicable to such Company Restricted Shares immediately prior to the Effective Time, after giving effect to any provision contained in the Company Option Plans providing for accelerated vesting as a result of this Agreement.

                  (b) Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into, and shall become, one share of common stock, par value $0.001 per share, of the Surviving Corporation.

                  (c) Outstanding Options, Warrants and Purchase Rights.

                           (i) Each option to purchase shares of Company Common
                  Stock that is outstanding and unexercised pursuant to the Company Option Plans in effect on the date hereof (each, a "Company Option"), and for which the result of dividing (A) the exercise price of such Company Option by (B) the Exchange Ratio and rounding the result to the nearest tenth of one cent (hereinafter, the "Post-Merger Exercise Price") is greater than the closing sale price of the Parent Shares on the trading day immediately preceding the Effective Time, shall, at the Effective Time, become and represent an option (a "Substitute Option") to purchase a number of Parent Shares equal to the number of shares of Company Stock for which such Company Option was exercisable, at an exercise price per share equal to the closing sale price of the Parent Shares on the trading day immediately preceding the Effective Time.

                           (ii) Each Company Option for which the Post-Merger
                  Exercise Price is less than or equal to the closing sale price of the Parent Shares on the trading day immediately preceding the Effective Time shall, at the Effective Time, become and represent a Substitute Option to purchase the number of Parent Shares (rounded to the nearest full share) determined by multiplying (X) the number of Company Shares subject to such Company Option immediately prior to the Effective Time by (Y) the Exchange Ratio, at an exercise price per share of Parent Shares equal to the Post-Merger Exercise Price.

                           (iii) At the Effective Time, each Company Promise to
                  Grant Stock Options dated June 11, 2001 shall be assumed by Parent, and Parent shall grant to each such promisee a Substitute Option to purchase the number of Parent Shares (rounded to the nearest full share) determined by multiplying
                  (X) the number of Company Shares subject to such Promise immediately prior to the Effective Time by (Y) the Exchange Ratio, at an exercise price per share of Parent Shares equal to the closing sale price of

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                  the Parent Shares on the trading day immediately preceding the
                  Effective Time.

                           (iv) It is the intent of the Parties that the
                  Substitute Options shall qualify following the Effective Time as "incentive stock options" as defined in Section 422 of the Code to the extent that the related Company Options qualified as incentive stock options immediately prior to the Effective Time, and the provisions of this Section 4.1(c) shall be applied consistent with such intent.

                           (v) Upon the Effective Time, each warrant to purchase
                  shares of Company Common Stock that is outstanding and unexercised (each, a "Company Warrant") shall become and represent a warrant to purchase (a "Substitute Warrant") a number of Parent Shares at an exercise price as determined in accordance with the terms of such Company Warrant.

                           (vi) After the Effective Time, except as provided
                  above in this Section 4.1(c), each Substitute Option and Substitute Warrant shall be exercisable upon the same terms and conditions as were applicable under the related Company Option or Company Warrant or Promise to Grant Stock Options, as the case may be, immediately prior to the Effective Time after giving effect to any provision contained in such Company Option, Company Warrant or related agreement, as the case may be, providing for accelerated vesting as a result of this Agreement.

                           (vii) The Company agrees that, after the date of this
                  Agreement, it will not grant any stock appreciation rights or limited stock appreciation rights and will not permit cash payments to holders of Company Options or Company Warrants in lieu of the substitution therefor of Substitute Options, as described in this Section 4.1(c). Parent will reserve a sufficient number of Parent Shares for issuance under this
                  Section 4.1(c) and Section 6.16 hereof.

                           (viii) Upon the Effective Time, each right to
                  purchase shares of Company Common Stock that is outstanding and unexercised under the Company's 2000 Employee Stock Purchase Plan shall be converted into a right to purchase shares of Parent Common Stock under Parent's 2000 Employee Stock Purchase Plan (the "ESPP") in accordance with the terms thereof.

                  (d) Cancellation of Other Capital Stock, and Treasury Stock. All of the shares of Company Stock that are owned by the Company as treasury stock and all of the capital stock of the Company other than the Company Common Stock, shall automatically cease to be outstanding, shall be canceled and shall cease to exist and no Parent Shares shall be delivered in exchange therefor.

                  (e) Adjustment to Exchange Ratio for Organic Changes. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable or exchangeable for shares of Parent Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Common Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

         4.2 Payment for Parent Shares in the Merger. The manner of exchanging certificates formerly representing shares of Company Common Stock for certificates representing shares of Parent Common Stock in the Merger shall be as follows:

                  (a) Exchange Agent. On or prior to the Closing Date, Parent shall make available to Computershare Investor Services, LLC, or other entity mutually agreed upon by the Parties (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, a sufficient number of certificates representing the Parent Shares required to effect the delivery of the aggregate consideration in Parent Shares required to be issued pursuant to the terms hereof (collectively, the "Share Consideration" and the certificates representing the shares of Parent Common Stock comprising such aggregate Share Consideration being referred to hereinafter as the "Stock Merger Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Share Consideration out of the Stock Merger Exchange Fund. The Stock Merger Exchange Fund shall not be used for any purpose other than as set forth in this Agreement.

                  (b) Exchange Procedures. Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") (i) a form of letter of transmittal, in a form reasonably satisfactory to the Parties (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Subject to Section 4.5, upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the shares of Company Common Stock represented by such Certificates the Share Consideration, without interest, allocable to such Certificates and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, such Certificates shall represent solely the right to receive the Share Consideration allocable to such Certificates.

                  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions on Parent Shares, having a record date after the Effective

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
         Time and payable to the holders of record thereof after the Effective Time will be paid to Persons entitled by reason of the Merger to receive Parent Shares until such Persons surrender their Certificates as provided in Section 4.2(b) above. Upon such surrender, there shall be paid to the Person in whose name the Parent Shares are issued any dividends or other distributions having a record date after the Effective Time and payable with respect to such Parent Shares between the Effective Time and the time of such surrender. After such surrender, at the appropriate payment date, there shall be paid to the Person in whose name the Parent Shares are issued any dividends or other distributions on such Parent Shares with a payment date after such surrender which shall have a record date after the Effective Time. In no event shall the Persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

                  (d) Transfers of Ownership. If any certificate representing Parent Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Parent Shares, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

                  (e) No Liability. Neither the Exchange Agent nor any of the Parties shall be liable to a holder of shares of Company Stock for any Parent Shares, cash in lieu of fractional Parent Shares or any dividend to which the holders thereof are entitled, that are delivered to a public official pursuant to applicable escheat law. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such Parent Shares for the account of the Persons entitled thereto.

                  (f) Termination of Funds. Subject to applicable law, any portion of the Stock Merger Exchange Fund that remains unclaimed by the former stockholders of the Company for one (1) year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any former stockholder of the Company shall thereafter look only to Parent for payment of such stockholder's applicable claim for the Share Consideration for such stockholder's shares of Company Common Stock.

         4.3 Cash For Fractional Parent Shares. No fractional Parent Shares shall be issued in connection with the Merger. If a holder of shares of Company Common Stock is entitled to receive any fractional Parent Shares based on application of the Exchange Ratio to the total number of shares of Company Common Stock held by such holder immediately prior to the

Effective Time, such fractional Parent Shares shall be rounded up or down to the nearest whole number (with fractions equal to or greater than 0.5 being rounded up).

         4.4 Transfer of Company Shares after the Effective Time. After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. All Share Consideration issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Exchange Agent, the Surviving Corporation or the Parent for any reason, they shall be canceled and exchanged as provided in this Article IV.

         4.5 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate, upon the making and delivery of an affidavit of that fact by the holder thereof, such Parent Shares, cash for fractional shares, if any, and any dividends or other distributions to which the owner thereof is entitled; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a customary bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

         4.6 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article IV such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Company Option or Company Warrant, as the case may be, in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         5.1 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub hereby represent and warrant to the Company that the statements contained in this Section 5.1 are true and correct, except to the extent specifically set forth on the disclosure schedule delivered contemporaneously with this Agreement by Parent to the Company (the "Parent Disclosure Schedule"). The Parent Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 5.1, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Section 5.1 (provided that the listing of an item in one paragraph of the Parent Disclosure Schedule shall be deemed to be a listing in each paragraph of the Parent Disclosure Schedule and to apply to any other representation and warranty of the Parent in this Agreement to the extent that it is reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other paragraph or representation and warranty).

                  (a) Corporate Organization and Qualification. Each of Parent, its Material Subsidiaries and the Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Each of Parent, its Material Subsidiaries and the Merger Sub has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub has heretofore delivered or made available to the Company complete and correct copies of its certificate of incorporation and by-laws, each as amended to date.

                  (b) Operations of Merger Sub. Merger Sub is a direct, wholly-owned Subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                  (c) Capitalization. The authorized capital stock of Parent consists of (i) 2,500,000,000 shares of Parent Common Stock, of which 164,124,076 shares were issued and outstanding on September 14, 2001, and 61,000,000 of which are validly reserved for issuance in connection with the Merger, (ii) 100,000,000 shares of Class C common stock, $0.001 par value per share, of which none were issued and outstanding on the date hereof, and (iii) 50,000,000 shares of preferred stock, $0.001 par value per share, 500,000 shares of which have been designated Series A Junior Participating Preferred Stock. No shares of Series A Junior Participating Preferred Stock are issued and outstanding as of the date hereof. All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Section 5.1(c) of the Parent Disclosure Schedule, the Parent has no outstanding stock appreciation rights, phantom stock or similar rights, except, as of September 14, 2001, options to purchase 21,653,545 shares of Parent Common Stock were outstanding under Parent's 1999 Stock Incentive Plan and 893,689 shares are reserved for future grant under such Plan, 1,096,786 shares of Parent Common Stock had been issued pursuant to Parent's 2000 Employee Stock Purchase Plan and 3,069,880 shares are reserved for issuance under such Plan, and 19,112,287 options to purchase shares of Parent Common Stock were outstanding under Parent's 2001 Stock Incentive Plan and 9,887,713 shares are reserved for future grants under such Plan (the 1999 Stock Incentive Plan, 2000 Employee Stock Purchase Plan and 2001 Stock Incentive Plan collectively, the "Parent Option Plans"). As of September 14, 2001, except as set forth on Section 5.1(c) of the Parent Disclosure Schedule, other than options and shares issued or outstanding under the Parent Option Plans and the Rights (the "Parent Rights") under the Rights Agreement, dated as of February 12, 2001, between Parent and Computershare Investor Services, LLC, as amended (the "Parent Rights Agreement"), there are 2,100,007 outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character to which the Parent is a party, or by which it may be bound, requiring it to issue, transfer, grant, sell, purchase, redeem or acquire any shares of capital stock or any of its securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of Parent. Except as set forth on Section 5.1(c) of the Parent Disclosure Schedule, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Parent is a party or by which it is bound relating to the voting of any shares of the capital stock of the Parent. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.001 par value per share, 1,000 shares of which are issued and outstanding and held by Parent.

                  (d) Listings. Parent's securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the NNM. When issued, each Parent Share will be duly listed and admitted for trading on the NNM.

                  (e) Authority Relative to this Agreement. The board of directors of Merger Sub has approved this Agreement and declared it and the Merger to be advisable, and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The board of directors of Parent has declared the Merger and the related issuance of Parent Shares advisable, has duly and validly authorized this Agreement and the consummation by Parent of the transactions contemplated hereby and has recommended that the stockholders of Parent approve the Merger and the related issuance of shares of Parent Common Stock and Parent has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the approval of the issuance of the Parent Shares pursuant to this Agreement by the stockholders of Parent in accordance with the rules and regulations of the NNM. The affirmative vote of the holders of a majority in interest of the stock present or represented by proxy at the Parent Stockholders Meeting, provided a quorum is present, is sufficient for Parent's stockholders to approve the issuance of shares of Parent Common Stock in connection with the Merger, and no other approval of any holder of any securities of Parent is required in connection with the consummation of the transactions contemplated hereby. This Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and

         Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

                  (f) Present Compliance with Obligations and Laws. Neither Parent nor any of its Material Subsidiaries is: (i) in violation of its certificate of incorporation, by-laws or similar documents; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice, or both) affords to any Person the right to accelerate any indebtedness or terminate any right; (iii) in default under or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or (iv) in violation of any law, regulation, administrative order or judicial order, decree or judgment (domestic or foreign) applicable to it or its business or assets, except where any violation, default or breach under items (ii), (iii), or (iv) would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent.

                  (g) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement nor the consummation by Parent of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the certificate of incorporation (or other similar documents) or by-laws (or other similar documents) of Parent; (ii) require any consent, approval, authorization or permit of, or registration or filing with or notification to, any governmental or regulatory authority, in each case, by or on behalf of Parent, except (A) in connection with the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) pursuant to the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act") (including a Schedule 13D with regard to the Parent Stockholders Agreement in accordance with the Exchange Act), and the NNM, (C) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which Parent is authorized to do business, (D) as may be required by any applicable state securities laws, (E) the consents, approvals, orders, authorizations, registrations, declarations and filings required under the antitrust or competition laws of foreign countries identified in the Parent Disclosure Schedule, or (F) where the failure to obtain such consent, approval, authorization or permit, or to make such registration, filing or notification, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent or adversely affect the ability of Parent to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any indenture, note, license, lease, agreement or other instrument or obligation to which Parent or any of its Material Subsidiaries is a party or by which any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or adversely affect the ability of Parent to consummate the transactions contemplated hereby;
         (iv) cause the suspension or revocation of any authorizations, consents, approvals or licenses currently in effect which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent; or (v) assuming the consents, approvals, authorizations or permits and registrations, filings or notifications referred to in this Section 5.1(g) are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Material Subsidiaries or to any of their respective assets, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or adversely affect the ability of Parent to consummate the transactions contemplated hereby. Without limiting the foregoing, on or prior to the date of this Agreement, Parent has obtained the written consent of Computer Associates International, Inc. to this transaction under those certain Non-Competition Agreements, dated as of March 29, 1999, among PLATINUM Technologies International, inc. and certain principal officers of Parent.

                  (h) Litigation. Except as set forth in the Parent SEC Reports filed prior to the date hereof or in Section 5.1(h) of the Parent Disclosure Schedule, there are no actions, suits, claims, investigations or proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in obligations or liabilities of Parent or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent or adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement. Neither Parent nor any of its Material Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree which (i) has or may have the effect of prohibiting or impairing any business practice of Parent or any of its Subsidiaries, any acquisition of property (tangible or intangible) by Parent or any of its Subsidiaries, the conduct of the business by Parent or any of its Subsidiaries, or Parent's ability to perform its obligations under this Agreement or (ii) individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent.

                  (i) SEC Reports; Financial Statements.

                           (i) Parent has filed all forms, reports and documents
                  with the Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act (collectively, the "Parent SEC Reports") and all of which are available through the SEC's Electronic Data Gathering and Retrieval System ("EDGAR"). None of the Parent SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's Subsidiaries is required to file any forms, reports or other documents with the SEC.

                           (ii) The consolidated balance sheets and the related
                  consolidated statements of income, stockholders' equity (deficit) and cash flows (including the related notes thereto) of Parent included in the Parent SEC Reports (collectively, "Parent Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods involved ("GAAP") (except as otherwise noted therein or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and present fairly the consolidated financial position of Parent and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein, except that the unaudited interim financial statements do not include footnote disclosure of the type associated with audited financial statements and were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

                           (iii) Since June 30, 2001, there has not been any
                  material change, by Parent or any of its Subsidiaries, in accounting principles, methods or policies for financial accounting purposes, except as required by concurrent changes in generally accepted accounting principles, or as disclosed in the Parent SEC Reports. There are no material amendments or modifications to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the

                  Securities Act or the Exchange Act, which have not been filed with the SEC but which are required to be filed.

                  (j) No Liabilities. Neither Parent nor any of its Subsidiaries has any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), and, to the Knowledge of Parent, there is no reasonable basis for the assertion of any claim with respect to any indebtedness, obligation or liability of any nature against Parent or any of its Subsidiaries, except for indebtedness, obligations and liabilities (i) that are fully reflected in, reserved against or otherwise described in the most recent Parent Financial Statements, (ii) that have been incurred after the date of the most recent Parent Financial Statements in the ordinary course of business, consistent with past practice, (iii) that are obligations to perform under executory contracts in the ordinary course of business (none of which is a liability resulting from a breach of contract or warranty, tort, infringement or legal action), or (v) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

                  (k) Absence of Certain Changes or Events. Except as described in the Parent SEC Reports or as otherwise set forth in the Parent Disclosure Schedule, since June 30, 2001, except with respect to the actions contemplated by this Agreement, there has not been (i) any Material Adverse Effect on Parent (or the occurrence or failure to occur of any event that would reasonably be expected to result in a Material Adverse Effect on Parent); (ii) any damage, destruction or loss of any assets of Parent or any of its Material Subsidiaries (whether or not covered by insurance) that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; (iii) any material change by Parent in its accounting methods, principles or practices; (iv) any revaluation by the Parent or any of its Subsidiaries of any of its or their assets that would reasonably be expected to result in a Material Adverse Effect on Parent; (v) any labor dispute or charge of unfair labor practice (other than routine individual grievances), which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent, any activity or proceeding by a labor union or representative thereof to organize any employee of Parent or any of its Subsidiaries or any campaign being conducted to solicit authorization from employees to be represented by such labor union in each case which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Parent; or (vi) any waiver by Parent or any of its Subsidiaries of any rights that would reasonably be expected to result in a Material Adverse Effect on Parent.

                  (l) S-4 Registration Statement and Proxy Statement/Prospectus. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement will (i) in the case of the S-4 Registration Statement, at the time it becomes effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the Company Stockholders Meeting and Parent Stockholders Meeting (if necessary) and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, Merger Sub or any of their respective officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the S-4 Registration Statement, Parent shall promptly inform the Company so that such event may be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The S-4 Registration Statement will (with respect to Parent and Merger Sub) comply as to form in all material respects with the requirements of the Securities Act. The Proxy Statement will (with respect to Parent and Merger Sub) comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its affiliates or advisors which is contained in any of the foregoing documents. Any registration statement(s) filed with the SEC by Parent between the date hereof and the Effective Time (other than the S-4 Registration Statement) are referred to collectively herein as the "Other Registration Statements". Any proxy statement(s) filed with the SEC by Parent between the date hereof and the Effective Time (other than the Proxy Statement) are referred to collectively herein as the "Other Proxy Statements". None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (or, to Parent's Knowledge, any other information included or incorporated by reference into) the Other Registration Statements or the Other Proxy Statements will (i) in the case of the Other Registration Statements, at the time they become effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein not misleading, or (ii) in the case of the Other Proxy Statements, at the time of the mailing of such Other Proxy Statement and at the time of any stockholder action related thereto and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (m) Taxes.

                           (i) Parent and each of its Material Subsidiaries has
                  timely filed (after taking into account any extensions to file) all federal, state, local and foreign Returns required by applicable Tax law to be filed by Parent and each of its Material Subsidiaries. All Taxes owed by Parent or any of its Material Subsidiaries to a taxing authority, or for which Parent or any of its Material Subsidiaries is liable, whether to a taxing authority or to other Persons or entities under a Significant Tax Agreement, as of the date hereof, have been paid and, as of the Effective Time, will have been paid. All Returns were true and correct in all material respects when filed. Other than any reserve for deferred Taxes established to reflect timing differences between book and Tax treatment, Parent has made accruals for Taxes on the Parent Financial Statements which are adequate to cover any Tax liability of Parent and each of its Subsidiaries determined in accordance with generally accepted accounting principles through the date of the Parent Financial Statements.

                           (ii) Parent and each of its Material Subsidiaries
                  have withheld with respect to its employees, creditors, independent contractors, stockholders or other parties all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

                           (iii) Except as set forth in Section 5.1(m) of the
                  Parent Disclosure Schedule, there is no Tax deficiency outstanding, assessed, or to Parent's Knowledge, proposed against Parent or any of its Material Subsidiaries. Neither Parent nor any of its Material Subsidiaries have executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any federal or material state Tax that is still in effect. There are no liens for Taxes on the assets of Parent or of any of its Material Subsidiaries other than with respect to Taxes not yet due and payable.

                           (iv) Except as set forth in Section 5.1(m) of the
                  Parent Disclosure Schedule, to Parent's Knowledge, no federal or state Tax audit or other examination of Parent or any of its Material Subsidiaries is presently in progress, nor has Parent or any of its Material Subsidiaries been notified either in writing or orally of any request for such federal or state Tax audit or other examination.

                           (v) Neither Parent nor any of its Material
                  Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent.

                  (n) Unlawful Payments and Contributions. To the Knowledge of Parent, neither Parent, any Subsidiary of Parent nor any of their respective directors, officers, employees or agents has, with respect to the businesses of Parent or its Subsidiaries, (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person or entity.

                  (o) Parent Intangible Property.

                           (i) Except as set forth in Section 5.1(o) of the
                  Parent Disclosure Schedule, Parent owns, or is licensed, or otherwise possesses legally enforceable rights, to use, sell or license, as applicable, all Proprietary Rights (excluding in each case Commercial Software) used, sold, distributed or licensed in or as a part of the business of Parent and its Material Subsidiaries as currently conducted ("Parent Proprietary Rights").

                           (ii) Except as set forth in Section 5.1(o) of the
                  Parent Disclosure Schedule, or except for Commercial Software and Parent Embedded Products for which Parent has valid non-exclusive licenses that are adequate for the conduct of Parent's business, Parent is the sole and exclusive owner of the Parent Proprietary Rights (free and clear of any Encumbrances), and except for non-exclusive licenses entered into in the ordinary course of business, has sole and exclusive rights to the use and distribution therefor or the material covered thereby in connection with the services or products in respect of which such Parent Proprietary Rights are currently being used, sold, licensed or distributed in the course of or as part of the business of Parent as currently conducted.

                           (iii) Except as disclosed in Section 5.1(o) of the
                  Parent Disclosure Schedule, to the Knowledge of Parent (A) Parent has not materially infringed on any intellectual property rights of any third Persons and (B) none of the Parent Proprietary Rights materially infringes on any intellectual property rights of any third Persons, except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on Parent.

                           (iv) Except as disclosed in Section 5.1(o) of the
                  Parent Disclosure Schedule, no actions, suits, claims, investigations or proceedings with respect to the Parent Proprietary Rights (other than Parent Embedded Products) are pending or, to the Knowledge of Parent, threatened by any Person, (A) alleging that the manufacture, sale, license, distribution or use of any Parent Proprietary Rights as now manufactured, sold, licensed, distributed or used by Parent or any third party infringes on any intellectual property rights of any third party, (B) against the use or distribution by Parent or any third party of any Parent Propriety Rights or
                  (C) challenging the ownership by Parent or validity of any Parent Proprietary Rights.

                           (v) For the purpose of this Section 5.1(o), the
                  following terms have the following definitions: (A) the term "Commercial Software" means packaged commercially available software programs generally available to the public which have been licensed to Parent pursuant to end-user licenses that permit the use of such programs without a right to modify, distribute or sublicense the same; (B) the term "Parent Embedded Products" means third party software that is incorporated in any existing product or service of Parent; and
                  (C) the term "Proprietary Rights" means (1) patents, patent applications and inventions, (2) trademarks, service marks, trade dress, trade names, Internet domain names and corporate names (in Parent's state of incorporation) and registrations and applications for registration thereof, (3) copyrights and registrations and applications for registration thereof, (4) mask works and registrations and applications for registration thereof, (5) computer software, data and documentation (in both source code and object code form), (6) trade secrets, know-how and copyrightable works, and (7) all renewals, extensions, revivals and resuscitations thereof, but does not include Commercial Software or Company Embedded Products.

                  (p) Takeover Statute. No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) applicable to Parent is applicable to the Merger or the other transactions contemplated hereby. Assuming the accuracy of the representation and warranty set forth in
         Section 5.2(aa), the action of the board of directors of Parent in approving this Agreement (and the transactions provided for herein) is sufficient to render inapplicable to this Agreement (and the transactions provided for herein) the restrictions on "business combinations" (as defined in Section 203 of the DGCL) as set forth in
         Section 203 of the DGCL.

                  (q) Company Stock. Neither Parent nor, to the Knowledge of Parent, any of its Subsidiaries (including Merger Sub) is, nor at any time during the last three years has any of such been, an "interested stockholder" of the Company as defined in Section 203 of the DGCL. Neither Parent nor, to the Knowledge of Parent, any of its Subsidiaries (including Merger Sub) owns (directly or indirectly, beneficially or of record) and is not a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

                  (r) Not an Investment Company. Parent is not an "investment company" within the meaning of that term as used in the Investment Company Act of 1940, as amended.

                  (s) Brokers and Finders. Neither Parent nor any of its Subsidiaries has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

                  (t) Amendment to Parent Rights Plan. The board of directors of the Parent has authorized an amendment to, the Parent Rights Agreement so that (i) neither the Company nor any of it affiliates, will become an "Acquiring Person" (as defined in the Parent Rights Agreement) as a result of the Company's execution of this Agreement, and (ii) no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Parent Rights Agreement) will occur as a result of the Company's execution of this Agreement.

         5.2 Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Section 5.2 are true and correct, except to the extent specifically set forth on the disclosure schedule delivered contemporaneously with this Agreement by the Company to Parent and Merger Sub (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 5.2, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Section 5.2 (provided that the listing of an item in one paragraph of the Company Disclosure Schedule shall be deemed to be a listing in each paragraph of the Company Disclosure Schedule and to apply to any other representation and warranty of the Company in this Agreement to the extent that it is reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other paragraph or representation and warranty).

                  (a) Corporate Organization and Qualification. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is qualified and in good standing as a foreign entity in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted. All of the Subsidiaries of the Company are set forth in Section 5.2(a) of the Company Disclosure Schedule. The Company has heretofore delivered or made available to Parent complete and correct copies of its certificate of incorporation and by-laws and the charter documents of its material Subsidiaries, each as amended.

                  (b) Capitalization. The authorized capital stock of the Company consists of 90,000,000 shares of Company Common Stock, of which 22,283,977 shares were issued and outstanding as of September, 17, 2001, and 10,000,000 shares of preferred stock, of which 1,000,000 shares have been designated as Series A Junior Participating Preferred, none of which are issued or outstanding.

         All of the outstanding shares of capital stock of the Company and its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. The Company has no outstanding stock appreciation rights, phantom stock or similar rights. All outstanding shares of capital stock or other equity interests of the Subsidiaries of the Company are owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of all liens, pledges, charges, encumbrances, claims and options of any nature. Except for (i) options to purchase an aggregate of 1,798,800 shares of Company Common Stock outstanding as of August 30, 2001 pursuant to the Company's 1994 Stock Option Plan, 1997 Amended and Restated Stock Option Plan and 2000 Non-Employee Director Stock Option Plan (collectively, the "Company Option Plans"), (ii) options outstanding for the current Offering Period under the Company's 2000 Employee Stock Purchase Plan, and (iii) the Company Warrants and the Company Rights (as hereinafter defined), there are no outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character to which the Company or any of its Subsidiaries is a party, or by which any of them may be bound, requiring them to issue, transfer, grant, sell, purchase, redeem or acquire any shares of capital stock or any of their securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its Subsidiaries. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company. No existing rights with respect to the registration of shares of Company Common Stock under the Securities Act, including, but not limited to, demand rights or piggy-back registration rights, shall apply with respect to any Parent Shares issuable in connection with the Merger or upon exercise of Substitute Options or Substitute Warrants. Section 5.2(b) of the Company Disclosure Schedule sets forth a list, as of the date hereof, of the outstanding options and warrants to acquire shares of Company Stock, the name of the holder of such option or warrant, the exercise price of such option or warrant, the number of shares as to which such option or warrant will have vested at such date and whether the exercisability of such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement and the extent of acceleration, if any, and any adjustments to such options or warrants resulting from the consummation of the transactions contemplated by this Agreement. Except as set forth in the Company Disclosure Schedule, since July 24, 2001, no Company Options or other options or warrants convertible or exchangeable for shares of Company Stock have been issued or accelerated or had their terms modified.

                  (c) Fairness Opinion. The board of directors of the Company has received in writing an opinion from Broadview International LLC, to the effect that, as of the date hereof and based upon and subject to the matters stated therein, the consideration to be received by the holders of shares of Company Common Stock in connection with the Merger is fair to such holders from a financial point of view and a copy of such opinion has been or, promptly upon becoming available, will be provided to Parent, and such opinion has not been withdrawn, revoked or modified; it being understood and acknowledged by Parent that such opinion has been rendered for the benefit of the board of directors of the Company and is not intended to be, and may not be, relied upon by Parent or Merger Sub, or any of their respective affiliates or stockholders.

                  (d) Authority Relative to this Agreement. The board of directors of the Company has declared this Agreement and the Merger to be advisable and has unanimously recommended that the stockholders of the Company adopt this Agreement and approve the Merger, and the Company has the requisite corporate power and authority to execute and deliver this Agreement and, upon adoption of this Agreement by the stockholders of the Company, to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the board of directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the adoption of this Agreement and the approval of the Merger by the stockholders of the Company in accordance with the
         DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

                  (e) Present Compliance with Obligations and Laws. Neither the Company nor any of its Subsidiaries is: (i) in violation of its certificate of incorporation or by-laws or similar documents; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice, or both) affords to any Person the right to accelerate any indebtedness or terminate any right; (iii) in default under or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or (iv) in violation of any law, regulation, administrative order or judicial order, decree or judgment (domestic or foreign) applicable to it or its business or assets, except where any violation, default or breach under items (ii), (iii), or (iv) would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

                  (f) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation (or other similar document) or by-laws (or other similar document) of the Company or any of its Subsidiaries; (ii) require any consent, approval, authorization or permit of, or registration or filing with or notification to, any governmental or regulatory authority, in each case, by or on behalf of the Company or any of its Subsidiaries, except (A) in connection with the applicable requirements, if any, of the HSR Act, (B) pursuant to the applicable requirements of the Securities Act and the Exchange Act and the NNM, (C) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company is authorized to do business, (D) as may be required by any applicable state securities laws, (E) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the antitrust or competition laws of any foreign country or (F) where the failure to obtain such consent, approval, authorization or permit, or to make such registration, filing or notification, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company or adversely affect the ability of the Company to consummate the transactions contemplated hereby; (iii) except as set forth in the Company Disclosure Schedule, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any indenture, note, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation, or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or adversely affect the ability of the Company to consummate the transactions contemplated hereby; (iv) cause the suspension or revocation of any authorizations, consents, approvals or licenses currently in effect which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company; or (v) assuming the consents, approvals, authorizations or permits and registrations, filings or notifications referred to in this
         Section 5.2(f) are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or to any of their respective assets, except for violations which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company or adversely affect the ability of the Company to consummate the transactions contemplated hereby.

                  (g) Litigation. Except as disclosed in Company SEC Reports filed prior to the date hereof, or as set forth in Section 5.2(g) of the Company Disclosure Schedule, there are no actions, suits, claims, investigations or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in obligations or liabilities of the Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company or adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree which (i) has or may have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of the business by the Company or any of its Subsidiaries, or Company's ability to perform its obligations under this Agreement or (ii) individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

                  (h) SEC Reports; Financial Statements.

                           (i) Except as set forth in the Company Disclosure
                  Schedule, the Company has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act (the "Company SEC Reports") all of which are available through EDGAR. None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

                           (ii) The consolidated balance sheets and the related
                  statements of income, stockholders' equity or deficit and cash flow (including the related notes thereto) of the Company included in the Company SEC Reports (collectively, the "Company Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods involved (except as otherwise noted therein or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and present fairly the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the results of its operations and its cash flow for the periods presented therein, except that the unaudited interim financial statements do not include footnote disclosure of the type associated with audited financial statements and were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

                           (iii) Since June 30, 2001, there has not been any
                  material change by the Company or any of its Subsidiaries in accounting principles, methods or policies for financial accounting purposes, except as required by concurrent changes in generally accepted accounting principles, or as disclosed in the Company SEC Reports. Except as set forth in the Company Disclosure Schedule, there are no material amendments or modifications to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, which have not been filed with the SEC but which are required to be filed.

                           (iv) As of June 30, 2001, the Company had
                  approximately $54,000,000 in cash plus net current assets and liabilities of approximately $1,200,000 (excluding deferred revenue).

                  (i) No Liabilities. Neither the Company nor any of its Subsidiaries has any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), and, to the Knowledge of the Company, there is no reasonable basis for the assertion of any claim with respect to any indebtedness, obligation or liability of any nature against the Company or any of its Subsidiaries, except for indebtedness, obligations and liabilities (i) that are fully reflected in, reserved against or otherwise described in the most recent Company Financial Statements, (ii) that have been incurred after the most recent Company Financial Statements in the ordinary course of business, consistent with past practice, (iii) that are obligations to perform under executory contracts in the ordinary course of business (none of which is a liability resulting from a breach of contract or warranty, tort, infringement or legal action) or (iv) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

                  (j) Absence of Certain Changes or Events. Except as described in the Company SEC Reports or set forth in the Company Disclosure Schedule, since June 30, 2001, except with respect to the actions contemplated by this Agreement, and the Software Distribution Agreement, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Effect on the Company (or the occurrence or failure to occur of any event that would reasonably be expected to result in a Material Adverse Effect on the Company), (ii) any damage, destruction or loss of assets of the Company or any of its Subsidiaries (whether or not covered by insurance) that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (iii) any material change by the Company in its accounting methods, principles or practices; (iv) any material revaluation by the Company or any of its Subsidiaries of any of its assets, including, without limitation, writing down the value of capitalized software or inventory or deferred tax assets or writing off notes or accounts receivable other than in the ordinary course of business; (v) any labor dispute or charge of unfair labor practice (other than routine individual grievances), which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company, any activity or proceeding by a labor union or representative thereof to organize any employee of the Company or any of its Subsidiaries or any campaign being conducted to solicit authorization from employees to be represented by such labor union in each case which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company; (vi) any waiver by the Company or any of its Subsidiaries of any rights of material value or (vii) any other action or event that would have required the consent of Parent pursuant to Section 6.1A had such action or event occurred after the date of this Agreement.

                  (k) Brokers and Finders. Except for the fees and expenses payable to Broadview International LLC, which fees and expenses are determined pursuant to its agreement with the Company, a true and complete copy of which (including all amendments) has been furnished to Parent, neither the Company nor any of its Subsidiaries has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

                  (l) S-4 Registration Statement and Proxy Statement/Prospectus. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement will (i) in the case of the S-4 Registration Statement, at the time it becomes effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement, at the time of the Company Stockholders Meeting and Parent Stockholders Meeting (if necessary), and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the S-4 Registration Statement, the Company shall promptly inform Parent so that such event may be so described and such amendment or supplement promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The S-4 Registration

         Statement will (with respect to the Company) comply as to form in all material respects with the requirements of the Securities Act. The Proxy Statement will (with respect to the Company) comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by, or related to, Parent, Merger Sub, or any other entity with which Parent or any Subsidiary of Parent has entered into an agreement relating to the acquisition of such entity by Parent or any Subsidiary of Parent, or any of their respective affiliates or advisors which is contained in any of the foregoing documents.

                  (m) Taxes.

                           (i) The Company and each of its Subsidiaries has
                  timely filed (after taking into account any extensions to file) all federal, state, local and foreign Returns required by applicable Tax law to be filed by the Company and each of its Subsidiaries. All Taxes owed by the Company or any of its Subsidiaries to a taxing authority, or for which the Company or any of its Subsidiaries is liable, whether to a taxing authority or to other Persons or entities under a Significant Tax Agreement, as of the date hereof, have been paid and, as of the Effective Time, will have been paid. All Returns were true and correct in all material respects when filed. Other than any reserve for deferred Taxes established to reflect timing differences between book and Tax treatment, the Company has made accruals for Taxes on the Company Financial Statements which are adequate to cover any Tax liability of the Company and each of its Subsidiaries determined in accordance with generally accepted accounting principles through the date of the Company Financial Statements.

                           (ii) The Company and each of its Subsidiaries have
                  withheld with respect to its employees, creditors, independent contractors, stockholders or other parties all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

                           (iii) There is no Tax deficiency outstanding,
                  assessed, or to the Company's Knowledge, proposed against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries have executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any federal or material state Tax that is still in effect. There are no liens for Taxes on the assets of Company or of any of its Subsidiaries other than with respect to Taxes not yet due and payable.

                           (iv) No federal or state Tax audit or other
                  examination of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified either in writing or orally of any request for such federal or state Tax audit or other examination.

                           (v) Neither the Company nor any of its Subsidiaries
                  has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

                           (vi) Neither the Company nor any of its Subsidiaries
                  is a party to (A) any agreement with a party other than the Company or any of its Subsidiaries providing for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Return which Return includes or included the Company or any Subsidiary or (B) any Significant Tax Agreement other than any Significant Tax Agreement described in (A).

                           (vii) Except for the group of which the Company and
                  its Subsidiaries are now presently members, neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of
                  Section 1504 of the Code. There is no excess loss account, deferred intercompany gain or loss, or intercompany items as such terms are defined in the regulations promulgated under the Code, that exist with respect to the Company or any of its Subsidiaries.

                           (viii) Neither the Company nor any of its
                  Subsidiaries is a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

                           (ix) Neither the Company nor any of its Subsidiaries
                  has agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise which have not yet been taken into account.

                           (x) There is no contract, agreement, plan or
                  arrangement covering any individual or entity treated as an individual included in the business or assets of the Company or its Subsidiaries that, individually or collectively, could give rise to the payment by the Company, a Subsidiary, Merger Sub or Parent of an amount that would not be deductible by reason of Sections 280G or 162(m) of the Code or similar provisions of Tax law.

         (n)      Employee Benefits.

                           (i) For purposes hereof, the term "Company Scheduled
                  Plans" means each "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA), material personnel or payroll policy (including vacation time, holiday pay, service awards, moving expense reimbursement programs and sick leave) or material fringe benefit, severance agreement or plan or any medical, hospital, dental, life or disability plan, pension benefit plan, excess benefit plan, bonus, stock option, stock purchase or other incentive plan (including any equity or equity-based plan), tuition reimbursement, automobile use, club membership, parental or family leave, top hat plan or deferred compensation plan, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement, or collective bargaining agreement, indemnification agreement, retainer agreement, or any other material benefit plan, policy, program, arrangement, agreement or contract, with respect to any employee, former employee, director, independent contractor, or any beneficiary or dependent thereof of the Company, with respect to which the Company has any liability (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted). A "Company Plan Affiliate" is each entity which is treated as a single employer with the Company pursuant to Section 4001 of ERISA or Section 414 of the Code. The Company has made available to Parent copies of all employee manuals of the Company and its Subsidiaries that include personnel policies applicable to any of their respective employees.

                           (ii) The Company has made available to Parent a
                  complete and accurate copy of each written Company Scheduled Plan, together with, if applicable, a copy of audited financial statements, actuarial reports and Form 5500 Annual Reports (including required schedules), if any, for the three
                  (3) most recent plan years, the most recent Internal Revenue Service ("IRS") determination letter or IRS recognition of exemption; each other material letter, ruling or notice issued by a governmental body with respect to each such plan during the last three (3) years, a copy of each trust agreement, insurance contract or other funding vehicle, if any, with respect to each such plan, the current summary plan description and summary of material modifications thereto with respect to each such plan and Form 5310. There are no unwritten Company Scheduled Plans except as set forth and described as comprehended to the Closing Date on Section 5.2(n) of the Company Disclosure Schedule. There are no negotiations, demands or proposals which are pending or threatened which concern matters now covered, or that would be covered, by the foregoing types of unwritten Company Scheduled Plans, if any.

                           (iii) Except for instances of non-compliance that
                  would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company, each Company Scheduled Plan (1) has been in substantial compliance and currently complies in form and in operation with all applicable requirements of ERISA and the Code, and any other (foreign or domestic) legal requirements applicable thereto; (2) has been and is operated and administered in compliance with its terms (except as otherwise required by law); and (3) has been and is operated in compliance with applicable legal requirements in such a manner as to qualify, where appropriate, for both Federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto. Each Company Scheduled Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or recognition of exemption from the IRS on which the Company can rely.

                           (iv) With respect to each Company Scheduled Plan,
                  there are no claims or other proceedings pending or, to the Knowledge of the Company, threatened with respect to the assets thereof (other than routine claims for benefits).

                           (v) Except as would not be reasonably expected to
                  have a Material Adverse Effect on the Company, with respect to each Company Scheduled Plan, no Person: (1) has entered into any "prohibited transaction," as such term is defined in ERISA or the Code and the regulations, administrative rulings and case law thereunder that is not otherwise exempt under Code
                  Section 4975 or ERISA Section 408 (or any administrative class exemption issued thereunder); (2) has breached a fiduciary obligation or violated Sections 402, 403, 405, 503, 510 or 511 of ERISA; (3) has any liability for any failure to act or comply in connection with the administration or investment of the assets of such plans; or (4) engaged in any transaction or otherwise acted with respect to such plans in such a manner which could subject Parent, or any fiduciary or plan administrator or any other Person dealing with any such plan, to liability under Section 409 or 502 of ERISA or Sections 4972 or 4976 through 4980B of the Code.

                           (vi) Each Company Scheduled Plan (other than any
                  individual contract with an employee or any stock option plan) may be amended, terminated, modified or otherwise revised by the Company or Parent, on and after the Closing, without incurring further obligations to the Company or Parent (other than ordinary administrative expenses or routine claims for benefits). No Company Scheduled Plan has unfunded liabilities, that, as of the Effective Time, will not be offset by insurance or fully accrued, except for such funding deficiencies as would not result in a Material Adverse Effect to the Company.

                           (vii) None of the Company or any current or former
                  Company Plan Affiliate has at any time participated in, made contributions to or had any other liability with respect to any Company Scheduled Plan which is a "multiemployer plan" as defined in Section 4001 of ERISA, a "multiemployer plan" within the meaning of Section 3(37) of ERISA, a "multiple employer plan" within the meaning of Section 413(c) of the Code, a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA or a plan that is subject to Title IV of ERISA.

                           (viii) No Company Scheduled Plan provides, or
                  reflects or represents any liability to provide retiree health coverage to any person for any reason, except as may be required by Part 6 of Subtitle B of Title I of ERISA or applicable state insurance laws, and neither the Company nor any Company Plan Affiliate has any liability (whether accrued, absolute, contingent or otherwise, and whether due or to become due to asserted or unasserted) to any current or former employee, consultant or director (either individually or as a group) to provide retiree health coverage, except to the extent required by applicable continuation coverage statutes.

                           (ix) Neither the Company nor a Company Plan Affiliate
                  has any liability for any material excise tax imposed by Code Sections 4971 or 4977. The Company has no material liability for any excise tax imposed by Code Section 4972 or 4979.

                           (x) With respect to any Company Scheduled Plan which
                  is a welfare plan as defined in Section 3(1) of ERISA (1) each such welfare plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code materially meets such requirements; and (2) there is no disqualified benefit (as such term is defined in Code
                  Section 4976(b)) which would subject the Company or any Company Plan Affiliate to a material tax under Code Section 4976(a).

                           (xi) No Company Scheduled Plan has been adopted or
                  maintained by the Company or any Company Plan Affiliate, whether informally or formally, or with respect to which the Company or any Company Plan Affiliate will or may have any liability, exclusively for the benefit of the Company employees who perform services outside the United States.

                           (xii) Neither the Company nor any current or former
                  Company Plan Affiliate has any material liability (including, but not limited to, any contingent liability) with respect to any plan subject to Title IV of ERISA or Section 412 of the Code or any plan maintained by any former Company Plan Affiliate.

                           (xiii) Other than by reason of actions taken
                  following the Closing and except as otherwise set forth in the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (1) entitle any current or former employee of the Company to severance pay, unemployment compensation or any other payment, (2) accelerate the time of payment or vesting of any payment (other than for a terminated or frozen tax-qualified plan, pursuant to a requirement herein to freeze or terminate such plan), cause the forgiveness of any indebtedness, or increase the amount of any compensation due to any such employee or former employee or (3) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

                           (xiv) The Company has not entered into any contract,
                  agreement or arrangement covering any employee that gives rise to the payment of any amount that would not be deductible pursuant to the terms of Section 162(m) of the Code.

                           (xv) The Company Option Plans and the ESPP are
                  "broadly-based plans" as defined under the rules and regulations of the NNM and have been approved by Company stockholders at duly convened stockholders meetings with respect to which the Company solicited proxies in favor of each of the Company Option Plans and the ESPP.

                  (o)      Company Intangible Property.

                           (i) Except as set forth in Section 5.2(o) of the
                  Company Disclosure Schedule, the Company owns, or is licensed, or otherwise possesses legally enforceable rights, to use, sell or license, as applicable, all Proprietary Rights (excluding in each case Commercial Software) used, sold, distributed or licensed in or as a part of the business of the Company and its Subsidiaries as currently conducted (the "Company Proprietary Rights"). Except as disclosed in Section 5.2(o) of the Company Disclosure Schedule, the Company has licenses for all copies of Commercial Software used in its business and the Company does not have any obligation to pay fees, royalties and other amounts at any time pursuant to any such license.

                           (ii) Except for Company Software and Company Embedded
                  Products for which the Company has valid non-exclusive licenses that are adequate for the conduct of the Company's business, the Company is the sole and exclusive owner of the Company Proprietary Rights (free and clear of any Encumbrances), and, except for non-exclusive licenses and non-exclusive reseller and OEM agreements entered into in the ordinary course of business, has sole and exclusive rights to the use and distribution therefor of the material covered thereby in connection with the services or products in respect of which such Company Proprietary Rights are currently being used, sold, licensed or distributed in the course of or as part of the business of the Company and its Subsidiaries as currently conducted. The Company is not contractually obligated to pay compensation to any third party with respect to the use or distribution of any Company Proprietary Rights, except pursuant to the contracts set forth in Section 5.2(o) of the Company Disclosure Schedule.

                           (iii) Except as disclosed in Section 5.2(o) of the
                  Company Disclosure Schedule, to the Knowledge of the Company
                  (A) the Company
                  has not infringed on any intellectual property rights of any third Persons and (B) none of the Company Proprietary Rights infringes on any intellectual property rights of any third Persons.

                           (iv) Except as disclosed in Section 5.2(o) of the
                  Company Disclosure Schedule, no actions, suits, claims, investigations or proceedings with respect to the Company Proprietary Rights (other than Company Embedded Products) are pending or, to the Knowledge of the Company, threatened by any Person, (A) alleging that the manufacture, sale, license, distribution or use of any Company Proprietary Rights as now manufactured, sold, licensed, distributed or used by the Company or any third party infringes on any intellectual property rights of any third party, (B) against the use or distribution by the Company or any third party of any Company Proprietary Rights or (C) challenging the ownership by the Company or validity of any Company Proprietary Rights.

                           (v) Except as disclosed in Section 5.2(o) of the
                  Company Disclosure Schedule, the Company has not entered into any agreement, contract or commitment under which the Company is restricted, and the Company is not otherwise restricted, from (A) selling, licensing or otherwise distributing any products to any class or type of customers or directly or through any type of channel in any geographic area or during any period of time, or (B) combining, incorporating, embedding or bundling or allowing others to combine, incorporate, embed or bundle any of its products with those of another party, as each such restriction may effect any product currently being developed, marketed or sold by the Company or that otherwise would have a Material Adverse Effect on the Company.

                           (vi) The Company has taken reasonable security
                  measures to safeguard and maintain its rights in all of the Company Proprietary Rights. To the Company's Knowledge, except as set forth in Section 5.2(o) of the Company Disclosure Schedule, all copies of the source code to Company Software and Company trade secrets are physically in the control of the Company at the Company's facilities. All officers, employees and consultants of the Company who have access to proprietary information have executed and delivered to the Company an agreement regarding the protection of proprietary information, and the assignment to or ownership by the Company of all Company Proprietary Rights arising from the services performed for the Company by such Persons. To the Knowledge of the Company, no current or prior officers, employees or consultants of the Company have asserted a claim, and the Company is not aware of any grounds to assert a claim to, any ownership interest in any Company Proprietary Right as a result of having been involved in the development of such property while employed by or consulting to the Company or otherwise.

                           (vii) To the Knowledge of the Company, all authors of
                  the software included in the Company Proprietary Rights (the "Company Software") or any other Person who participated in the development of the Company Software or any portion thereof or performed any work related to the Company Software (such authors and other persons or entities are collectively referred to as the "Company Software Authors") made his or her contribution to the Company Software within the scope of employment with the Company, as a "work made for hire," and was directed by the Company to work on the Company Software, or as a consultant who assigned all rights to such products to the Company. Except as set forth in Section 5.2(o) of the Company Disclosure Schedule, to the Knowledge of the Company, the Company Software and every portion thereof are an original creation of the Company Software Authors and do not contain any source code or portions of source code (including any "canned program") created by any persons other than the Company Software Authors. The Company has not, by any of its acts or omissions, or, to its Knowledge, by acts or omissions of its affiliates, directors, officers, employees, agents, or representatives caused any of its proprietary rights in the Company Software, including copyrights, trademarks, and trade secrets to be transferred, diminished, or adversely affected to any material extent.

                           (viii) There are no defects in the Company's software
                  products, and such products shall perform in substantial accordance with related documentation and promotional material supplied by Company, and there are no errors in any documentation, specifications, manuals, user guides, promotional material, internal notes and memos, technical documentation, drawings, flow charts, diagrams, source language statements, demo disks, benchmark test results, and other written materials related to, associated with or used or produced in the development of the Company's software products except, in either case, where such defects, failure to perform, or errors would not reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in
                  Section 5.2(o) of the Company Disclosure Schedule, computer software included in the Company Proprietary Rights does not contain any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" (as these terms are commonly used in the computer software industry), or other software routines designed to permit unauthorized access, to disable or erase software or data, or to perform any other similar type of functions.

                           (ix) No government funding or university or college
                  facilities were used in the development of the computer software programs or applications owned by the Company.

                           (x) For the purpose of this Section 5.2(o), the
                  following terms have the following definitions: (A) the term "Commercial Software" means packaged commercially available software programs generally available to the public which have been licensed to the Company pursuant to end-user licenses that permit the use of such programs without a right to modify, distribute or sublicense the same; (B) the term "Company Embedded Products" means third party software that is incorporated in any existing product or service of the Company; and (C) the term "Proprietary Rights" means (1) patents, patent applications, and inventions, (2) trademarks, service marks, trade dress, trade names, Internet domain names and the Company's corporate name (in its state of incorporation) and registrations and applications for registration thereof, (3) copyrights and registrations and applications for registration thereof, (4) mask works and registrations and applications for registration thereof, (5) computer software, data and documentation (in both source code and object code form), (6) trade secrets, know-how and copyrightable works, (7) other confidential and proprietary intellectual property rights, (8) copies and tangible embodiments thereof (in whatever form or medium) and
                  (9) all renewals, extensions, revivals and resuscitations thereof.

                  (p) Agreements, Contracts and Commitments; Material Contracts. Except as set forth in Section 5.2(p) of the Company Disclosure Schedule or the Software Distribution Agreement, neither the Company nor any of its Subsidiaries is a party to or is bound by:

                           (i) any contract relating to the borrowing of money,
                  the guaranty of another Person's borrowing of money, or the creation of an encumbrance or lien on the assets of the Company or any of its Subsidiaries and with outstanding obligations in excess of $150,000;

                           (ii) any employment or consulting agreement, contract
                  or commitment with any officer or director level employee or member of the Company's board of directors or any other employee who is one of the ten (10) most highly compensated employees, including base salary and bonuses (the "Company Key Employees"), other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation or benefits generally available to employees of the Company, except to the extent general principles of wrongful termination law may limit the Company's or any of its Subsidiaries' ability to terminate employees at will;

                           (iii) any agreement of indemnification or guaranty by
                  the Company or any of its Subsidiaries not entered into in the ordinary course of business other than indemnification agreements between the Company or any of its Subsidiaries and any of its officers or directors in standard forms as filed by the Company with the SEC;

                           (iv) any agreement, contract or commitment containing
                  any covenant limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or conduct business in any geographical area, compete with any person or granting any exclusive distribution rights or limits the use or exploitation of the Company Proprietary Rights;

                           (v) any contract for capital expenditures in excess
                  of $250,000;

                           (vi) any agreement, contract or commitment currently
                  in force relating to the disposition or acquisition of assets not in the ordinary course of business; or

                           (vii) any agreement, contract or commitment for the
                  purchase of any ownership interest in any corporation, partnership, joint venture or other business enterprise for consideration in excess of $250,000, in any case, which includes all escrow and earn-out agreements with outstanding obligations.

                  A true and complete copy (including all material amendments) of each agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) set forth in
         Section 5.2(p)(i)-(vii) of the Company Disclosure Schedule (a "Company Contract"), or a summary of each oral contract, has been made available to Parent. Each Company Contract is in full force and effect. No condition exists or event has occurred that, (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event) would constitute a default by the Company or a Subsidiary of the Company or, to the Knowledge of the Company, any other party thereto under, or result in a right in termination of, any Company Contract, except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on the Company.

                  (q) Unlawful Payments and Contributions. To the Knowledge of the Company, neither the Company, any Subsidiary of the Company nor any of their respective directors, officers, employees or agents has, with respect to the businesses of the Company or its Subsidiaries, (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity;
         (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person or entity.

                  (r) Listings. The Company's securities are not listed for trading on any U.S. domestic or foreign securities exchange, other than the NNM.

                  (s) Environmental Matters. Except as disclosed in the Company Disclosure Schedules, (i) the Company and its Subsidiaries and the operations, assets and properties thereof are in material compliance with all Environmental Laws; (ii) there are no judicial or administrative actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company alleging the violation of any Environmental Law and neither the Company nor any Subsidiary of the Company has received notice from any governmental body or Person alleging any violation or liability of the Company or any of its Subsidiaries under any Environmental Laws, in either case which could reasonably be expected to result in a Material Adverse Effect on the Company; (iii) to the Knowledge of the Company, there are no facts, circumstances or conditions relating to, arising from, associated with or attributable to the Company or its Subsidiaries or any real property currently or previously owned, operated or leased by the Company or its Subsidiaries that could result in Environmental Costs and Liabilities that would reasonably be expected to result in a Material Adverse Effect on the Company; and (iv) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has ever generated, transported, treated, stored, handled or disposed of any Hazardous Material at any site, location or facility in a manner that could create any Environmental Costs and Liabilities that would reasonably be expected to result in a Material Adverse Effect on the Company, and, to the Knowledge of the Company, no such Hazardous Material has been or is currently present on, in, at or under any real property owned or used by the Company or any of its Subsidiaries in a manner (including without limitation, containment by means of any underground or aboveground storage tank) that could create any Environmental Costs and Liabilities that would reasonably be expected to result in a Material Adverse Effect on the Company. For the purpose of this Section 5.2(s), the following terms have the following definitions: (X) "Environmental Costs and Liabilities" means any losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, remedial or removal actions and cleanup activities) arising from or under any Environmental Law; (Y) "Environmental Laws" means any applicable federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources, or public or employee health and safety; and (Z) "Hazardous Material" means any substance, material or waste regulated by federal, state or local government, including, without limitation, any substance, material or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "toxic waste" or "toxic substance" under any provision of Environmental Law and including but not limited to petroleum and petroleum products.

                  (t) Title to Properties; Liens; Condition of Properties. The Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the real and personal property, shown on the most recent Company Financial Statement or acquired after the date thereof. Except as set forth in the Company Disclosure Schedule, none of the property owned or used by the Company or any of its Subsidiaries is subject to any mortgage, pledge, deed of trust, lien (other than for taxes not yet due and payable), conditional sale agreement, security title, encumbrance, or other adverse claim or interest of any kind. Since June 30, 2001, there has not been any sale, lease, or any other disposition or distribution by the Company or any of its Subsidiaries of any of its assets or properties material to the Company and its Subsidiaries, taken as a whole, except transactions in the ordinary course of business, consistent with past practices.

                  (u) Insurance. All insurance policies (including "self-insurance" programs) now maintained by the Company (the "Company Insurance Policies") are in full force and effect, the Company is not in default under any of the Company Insurance Policies, and no claim for coverage under any of the Company Insurance Policies has been denied. The Company has not received any notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to such insurance policies nor, to the Knowledge of the Company, is there any basis for any such action.

                  (v)      Labor and Employee Relations.

                           (i) Except as set forth in Section 5.2(v) of the
                  Company Disclosure Schedule, (A) none of the employees of the Company or any of its Subsidiaries is represented in his or her capacity as an employee of such company by any labor organization; (B) neither the Company nor any of its Subsidiaries has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of their employees, nor has the Company or any of its Subsidiaries signed any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any of their employees; and (C) to the Knowledge of the Company, there is no active or current union organization activity involving the employees of the Company or any of its Subsidiaries, nor has there ever been union representation involving employees of the Company or any of its Subsidiaries.

                           (ii) The Company has made available to Parent a
                  description of all written employment policies under which the Company and each of its Subsidiaries is operating.

                           (iii) The Company and each of its Subsidiaries is in
                  compliance with all federal, foreign (as applicable), and state laws regarding employment practices, including laws relating to workers' safety, sexual harassment or discrimination, except where the failure to so be in compliance, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

                           (iv) To the Knowledge of the Company, none of the
                  Company Key Employees has any plans to terminate his or her employment with the Company or any of its Subsidiaries.

                  (w) Permits. The Company and each of its Subsidiaries hold all licenses, permits, registrations, orders, authorizations, approvals and franchises that are required to permit it to conduct its businesses as presently conducted, except where the failure to hold such licenses, permits, registrations, orders, authorizations, approvals or franchises would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. All such licenses, permits, registrations, orders, authorizations, approvals and franchises are now, and will be after the Closing, valid and in full force and effect, and Surviving Corporation shall have full benefit of the same, except where the failure to be valid and in full force and effect or to have the benefit of any such license, permit, registration, order, authorization, approval or franchise would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company or Surviving Corporation. Neither the Company nor any of its Subsidiaries has received any notification of any asserted present failure (or past and unremedied failure) by it to have obtained any such license, permit, registration, order, authorization, approval or franchise, except where such failure would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company or Surviving Corporation.

                  (x) Transactions with Affiliates. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement or in the Company Disclosure Schedule, since the date of Company's last proxy statement to its stockholders, no event has occurred that would be required to be reported by Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

                  (y) Amendment to Company Rights Plan. The board of directors of the Company has authorized an amendment to the Rights Agreement, dated as of December 18, 2000 among the Company, and Fleet Bank N.A. c/o EquiServe, L.P. (the "Company Rights Agreement"), so that (i) neither the Parent nor any of it affiliates, will become an "Acquiring Person" (as defined in the Company Rights Agreement) as a result of the consummation of the transactions contemplated by this Agreement, (ii) no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Company Rights Agreement) will occur as a result of the consummation of the transactions contemplated by this Agreement, and
         (iii) all "Rights" (as defined in the Company Rights Agreement and referred to herein as "Company Rights") issued and outstanding under the Company Rights Agreement will expire immediately prior to the Effective Time.

                  (z) Takeover Statutes. No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the Merger or the other transactions contemplated hereby. Assuming the accuracy of the representation and warranty set forth in
         Section 5.1(q), the action of the board of directors of the Company in approving this Agreement (and the transactions provided for herein) is sufficient to render inapplicable to this Agreement (and the transactions provided for herein) the restrictions on "business combinations" (as defined in Section 203 of the DGCL) as set forth in
         Section 203 of the DGCL.

                  (aa) Parent Common Stock. Neither the Company nor any of its Subsidiaries is, nor at any time during the last three years has any of such been, an "interested stockholder" of Parent as defined in Section 203 of the DGCL.

                                   ARTICLE VI

                       ADDITIONAL COVENANTS AND AGREEMENTS

         6.1A Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, the Company (which for the purposes of this Section 6.1A shall include the Company and each of its Subsidiaries) agrees, except to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), to carry on its business and to cause each of its Subsidiaries to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and to use and cause each of its Subsidiaries to use all commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with the Company or any such Subsidiaries, to the end that the goodwill and ongoing businesses of Company and each of its Subsidiaries be unimpaired at the Effective Time. Except as expressly provided for by this Agreement, or the Software Distribution Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, prior to the Effective Time or earlier termination of this Agreement pursuant to its terms, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

                  (a) Except as provided in this Agreement or the Company Option Plans (without any additional action by the Company's board of directors, its compensation committee, or an administrator of any of the Company Option Plans), accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under the Company Option Plans or authorize cash payments in exchange for any options granted under any of such plans;

                  (b) Enter into any material partnership, arrangement, joint development agreement or strategic alliance, except for such partnerships, arrangements, agreements or alliances that (1) anticipate the provision of goods or services or other consideration with a value of less than $500,000, (2) are entered into in the ordinary course of business consistent with the past practice of the Company, and (3) are entered into with third parties that do not presently compete with Parent's software business;

                  (c) Except as required by law, grant any severance or termination pay (i) to any executive officer or (ii) to any other employee except payments made (A) in connection with the termination of employees who are not executive officers in amounts consistent with the Company's policies and past practices or (B) pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to Parent or set forth in the Company Disclosure Schedule or (C) pursuant to written agreements consistent with the past agreements of the Company or any of its Subsidiaries under similar circumstances;

                  (d) Transfer, license or sell to any person or entity or otherwise extend, amend or modify any rights to the Company Proprietary Rights (including rights to resell or relicense the Company Proprietary Rights) or enter into grants to future patent rights, other than on standard forms of the Company or any of its Subsidiaries (or pursuant to written agreements negotiated at arm's length) providing for a non-exclusive license entered into in the ordinary course of business, including non-exclusive, enterprise-wide or site licenses.

                  (e) Commence any material litigation other than (i) for the routine collection of bills, (ii) for software piracy, or (iii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the business of the Company or any of its Subsidiaries, provided that the Company consults with the Parent prior to the filing of such a suit and keeps Parent advised of the status and details of such litigation (provided that, notwithstanding the foregoing, the Company shall not be required to obtain Parent's consent to any claim, suit or proceeding against Parent, Merger Sub, any other Subsidiary of Parent, or any of their affiliates, nor shall the Company be required to consult with Parent with respect thereto);

                  (f) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

                  (g) Repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock, other than pursuant to the terms of the Company Option Plans (without any additional action by the Company's board of directors, its compensation committee, or an administrator of any Company Option Plan);

                  (h) Issue, deliver, sell or authorize or propose the issuance, delivery, grant or sale of, any shares of its capital stock of any class or securities convertible into, or any subscriptions, rights, warrants or options to acquire, or enter into other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the (1) issuance of shares of Company Stock (with Company Rights attached thereto) pursuant to the exercise of stock options or warrants outstanding as of the date of this Agreement, (2) the grant of stock options to new employees in amounts that are consistent with past practice; or (3) if the Closing occurs after December 12, 2001, the grant of stock options pursuant to the Company's option exchange program;

                  (i) Cause, permit or propose any amendments to the Company's certificate of incorporation or by-laws;

                  (j) Sell, lease, license, encumber or otherwise dispose of any of the properties or assets of the Company or any of its Subsidiaries or terminate or waive any contracts, claims, or rights, in each case, except in the ordinary course of business consistent with past practice;

                  (k) Incur any material indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such prohibited indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of others;

                  (l) Except as required by law, adopt or amend any Company Scheduled Plan or increase the salaries or wage rates of any of its employees (except for wage increases in the ordinary course of business and consistent with past practices), including but not limited to (but without limiting the generality of the foregoing), the adoption or amendment of any stock purchase or option plan, the entering into of any employment contract or the payment of any special bonus or special remuneration to any director or employee (other than pursuant to sales commissions, bonus programs or particular bonuses approved by the board of directors of the Company or its compensation committee prior to the date hereof);

                  (m) Revalue any of the assets of the Company or any of its Subsidiaries, including without limitation writing down the value of inventory, writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice or as required by GAAP or applicable law;

                  (n) Except as set forth in the Company Disclosure Schedule, pay, discharge or satisfy in an amount in excess of $200,000 (in any one case) or $500,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), including, without limitation, under any employment contract or with respect to any bonus or special remuneration, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities of the type or specifically reflected or reserved against in the Company Financial Statements (or in the notes thereto);

                  (o) Except as required by applicable Tax law, make or change any material election in respect of Taxes, adopt or change in any material respect any accounting method in respect of Taxes, file any material Return or any amendment to a material Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                  (p) Except for any change which is required by reason of a concurrent change in GAAP, the Company will not, and will not permit any of its Subsidiaries to, change any method of accounting or accounting practice used by it;

                  (q) Except as otherwise permitted pursuant to Section 6.3, take any action to exempt or make any person, entity or action (other than Parent) not subject to the provision of Section 203 of the Delaware Law or any other potentially applicable anti-takeover or similar statute or regulation; or

                  (r) Release or permit the release of any Person from, or waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which any of the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries has any rights, and will use its best efforts to enforce or cause to be enforced each such agreement at the request of Parent. The Company will also promptly request each Person other than Open Market, Inc. that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with such Person's consideration of a possible Alternate Transaction or equity or debt investment in the Company to return all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries.

                  (s) Take, or agree in writing or otherwise to take, any of the actions described in Section 6.1A(a) through (r) above, or any action which would cause or would be reasonably likely to cause any of the conditions to the Merger set forth in Sections 7.1 or 7.3, not to be satisfied.

         6.1B Conduct by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, the Parent shall not, prior to the Effective Time or earlier termination of this Agreement pursuant to its terms, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

                  (a) adopt any amendments to its certificate of incorporation which would materially adversely affect the terms and provisions of the Parent Common Stock or the rights of the holders of such shares; or

                  (b) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Parent, or, except in accordance with agreements existing as of the date hereof, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock in excess of 10% of the number of shares of capital stock of Parent then outstanding.

         6.2      No Solicitation.

                  (a) From and after the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company will not, and will not permit any of its Subsidiaries or its or their respective directors, officers, investment bankers, affiliates, representatives and agents to, (i) solicit, initiate, or knowingly encourage (including by way of furnishing unsolicited information), or take any other action to facilitate, any inquiries or proposals that constitute, or could reasonably be expected to lead to, any Company Acquisition Proposal, or
         (ii) engage in, or enter into, any negotiations or discussions concerning any Company Acquisition Proposal. Notwithstanding the foregoing, in the event that, notwithstanding compliance with the preceding sentence, prior to receipt of the Company stockholder approval, (x) the Company receives a Company Acquisition Proposal that the board of directors of the Company determines in good faith (after consultation with its outside legal counsel and financial advisors) is or may reasonably be expected to lead to a Company Superior Proposal that was not solicited by the Company or otherwise obtained in violation of this Section 6.2, and (y) after the Company gives the Parent written notice of its intention to do so, the Company may participate in discussions and negotiations regarding such Company Acquisition Proposal, and provide confidential information concerning the Company, in order to be informed and make a determination with respect to such Company Acquisition Proposal. In such event, the Company shall (i) promptly inform Parent of the material terms and conditions of such Company Acquisition Proposal, including the identity of the Person making such Company Acquisition Proposal, (ii) promptly keep Parent informed of the status including any material change to the terms of any such Company Acquisition Proposal, and (iii) promptly deliver to Parent copies of all confidential information regarding the Company delivered by the Company to any third party in connection with such Company Acquisition Proposal. As used herein, the term "Company Acquisition Proposal" shall mean any bona fide inquiry, proposal or offer relating to any (i) merger, consolidation, business combination, or similar transaction involving the Company or any Subsidiary of the Company, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or any Subsidiary of the Company in one or more transactions, (iii) issuance, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase such securities, or securities convertible into such securities) of the Company or any Subsidiary of the Company, (iv) liquidation, dissolution, recapitalization or other similar type of transaction with respect to the Company or any Subsidiary of the Company, (v) tender offer or exchange offer for Company securities; in the case of (i),
         (ii), (iii), (iv) or (v) above, which transaction would result in a third party acquiring beneficial ownership of more than fifty percent (50%) of the voting power of the Company or the assets representing more than fifty percent (50%) of the net income, net revenue or assets of the Company on a consolidated basis, (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions, or (vii) public announcement of an agreement, proposal, plan or intention to do any of the foregoing, provided, however, that the term "Company Acquisition Proposal" shall not include the Merger and the transactions contemplated thereby. For purposes of this Agreement, "Company Superior Proposal" means any offer not solicited after the date of this Agreement by the Company, or by other Persons in violation of the first sentence of this Section 6.2(a), and made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction which would result in such third party beneficially owning, directly or indirectly, more than fifty percent (50%) of the shares of Company Stock then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of Company and its Subsidiaries, taken together, and which the board of directors of the Company determines in good faith has a reasonable likelihood of closing and otherwise on terms which the board of directors of the Company determines in good faith (after consulting with a financial advisor of nationally recognized reputation and considering such other matters that it deems relevant) would, if consummated, result in a transaction more favorable to the Company's stockholders than the Merger, taking into account, in the reasonable good faith judgment of the board of directors of the Company after consultation with its financial advisor, the availability to the person or entity making such Company Superior Proposal of the financial means to conclude such transaction. The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

                  (b) Neither the board of directors of the Company nor any committee thereof shall, except as required by its fiduciary duties as determined in good faith thereby (in consultation with its outside counsel), (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the board of directors of the Company or such committee of this Agreement or the Merger, (ii) approve, recommend, or otherwise support or endorse any Company Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to any Company Acquisition Proposal. Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the board of directors of the Company (in consultation with its outside counsel), such disclosure is necessary for the board of directors to comply with its fiduciary duties under applicable law; provided, however, that, except as required by their fiduciary duties as determined in good faith and in consultation with its outside counsel and investment advisor, neither the Company nor its board of directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend or propose publicly to approve or recommend, a Company Acquisition Proposal.

                  (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.2, the Company will promptly (and in any event within forty-eight (48) hours) advise Parent, orally and in writing, if any Company Acquisition Proposal is made or, to its Knowledge, proposed to be made or any information or access to properties, books or records of the Company is requested in connection with a Company Acquisition Proposal, (i) the principal terms and conditions of any such Company Acquisition Proposal or potential Company Acquisition Proposal or inquiry, and (ii) the identity of the party making such Company Acquisition Proposal, potential Company Acquisition Proposal or inquiry. The Company will keep Parent advised of the status and details (including amendments and proposed amendments) of any such request or Company Acquisition Proposal.

6.3      Meeting of Stockholders.

                  (a) Except as set forth in Section 6.2(b), promptly after the date hereof, the Company shall take all action necessary in accordance with the DGCL and its certificate of incorporation and by-laws to convene a meeting of stockholders ("Company Stockholders Meeting") to be held as promptly as practicable after the S-4 Registration Statement is declared effective by the SEC for the purposes of voting upon the adoption of this Agreement and the Merger.

                  (b) If, after the date the S-4 Registration Statement is declared effective by the SEC, in the reasonable judgment of the Company, the issuance of Parent Shares pursuant to this Agreement could require the approval of the stockholders of Parent pursuant to the rules of the NNM, Parent shall take all action necessary in accordance with the DGCL and its certificate of incorporation and by-laws to convene a meeting of stockholders (the "Parent Stockholders Meeting") to be held as promptly as practicable after the S-4 Registration Statement is declared effective by the SEC for the purposes of voting upon this Agreement and the Merger. In the event that prior to the date of the Parent Stockholders Meeting, the rules of the NNM permit Parent to consummate the Merger without the approval of Parent's stockholders, Parent shall be entitled to cancel the Parent Stockholders Meeting and/or the vote on the adoption of this Agreement and the Merger.

         6.4 Registration Statement. Parent will, as promptly as practicable, prepare and file with the SEC a registration statement on Form S-4 (the "S-4 Registration Statement"), containing a proxy statement/prospectus and a form of proxy, in order to effect the registration under the Securities Act of the Parent Shares issuable in respect of the shares of Company Common Stock in connection with the Merger and the other transactions contemplated hereby. The Company and Parent will, as promptly as practicable, prepare and file with the SEC a proxy statement that will be the same proxy statement/prospectus contained in the S-4 Registration Statement and a form of proxy, in connection with the vote of the Company's (and Parent's, if necessary) stockholders with respect to the adoption of this Agreement and approval of the Merger (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's (and Parent's, if necessary) stockholders is herein called the "Proxy Statement"). The Company and Parent will, and will cause their accountants and lawyers to, use their reasonable efforts to cause the S-4 Registration Statement to be declared effective as promptly as practicable thereafter, including, without limitation, causing their accountants to deliver necessary or required instruments such as opinions, consents and certificates, and will take any other action required or necessary to be taken under federal or state securities laws or otherwise in connection with the registration process it being understood that each of Hill & Barlow, counsel to the Company, and, if a Parent Stockholder Meeting is then deemed necessary in the reasonable judgement of the Company, Bell, Boyd & Lloyd LLC, counsel to Parent, will render the tax opinions referred to in Section 6.12 below on the date the preliminary proxy is first filed with the SEC. The Company and Parent (if necessary) will each use its reasonable efforts to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date and the Company and Parent (if necessary) shall each use its commercially reasonable efforts to hold the Company Stockholders Meeting and the Parent Stockholders Meeting, as the case may be, in accordance with
Section 6.3 as soon as practicable after the S-4 Registration Statement is declared effective by the SEC. Parent shall also take any action required to be taken under state blue sky or other securities laws in connection with the issuance of Parent Shares in the Merger.

         6.5      Reasonable Efforts.

                  (a) Subject to the terms and conditions of this Agreement, the Parties shall: (i) promptly make their respective filings and thereafter make any other required submissions under all applicable laws with respect to the Merger and the other transactions contemplated hereby; and (ii) use their reasonable best efforts to take promptly, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

                  (b) Parent and the Company shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining all required approvals or consents of any governmental authority (whether domestic, foreign or supranational). In that regard, each party shall without limitation: (i) promptly notify the other of, and if in writing, furnish the other with the copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any governmental authority (whether domestic, foreign of supranational) with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such governmental authority, (iii) not participate in any meeting with any such governmental authority unless it consults with the other in advance and to the extent permitted by such governmental authority gives the other the opportunity to attend and participate thereat, and (iv) furnish the other with copies of all correspondence, filing and communications (and memoranda setting forth the substance thereof) between it and any such governmental authority with respect to this Agreement and the Merger.

                  (c) Each of the Company and Parent shall promptly notify the other party of:

                  (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement if the failure of the Company or Parent, as the case may be, to obtain such consent would be material to the Company or Parent as applicable; and

                  (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement.

                  (d) The Company and Parent shall promptly notify the other party of any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement.

         6.6 Access to Information. Upon reasonable notice, Parent, on the one hand, and the Company, on the other, shall (and shall cause each of their Subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of the other such party (the "Authorized Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to their properties, assets, books and records and, during such period, shall (and shall cause each of their Subsidiaries to) furnish promptly to such Authorized Representatives all information concerning their business, properties, assets and personnel as may reasonably be requested for purposes of appropriate and necessary due diligence, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any of the representations or warranties made by the Parties. The Parties each agree to treat (and cause their Authorized Representatives to treat) any and all information provided pursuant to this Section 6.7 in strict compliance with the terms of that certain Confidentiality Agreement, entered by and between the Company and Parent, dated August 27, 2001 (the "Confidentiality Agreement").

         6.7 Publicity. The Parties agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the Merger in order to agree upon the text of any such press release or the making of such public announcement, which agreement shall not be unreasonably withheld or delayed, except as may be required by applicable law or by obligations pursuant to any listing agreement with a national securities exchange or national automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement. The Parties will prepare a joint release for the announcement of the execution of this Agreement.

         6.8 Affiliates of the Company and Parent. The Company has identified the Persons listed on Section 6.8 of the Company Disclosure Schedule as "affiliates" of the Company for purposes of Rule 145 promulgated under the Securities Act (each, a "Company Affiliate") and the Company will use its reasonable efforts to obtain as promptly as practicable from each Company Affiliate written agreements in the form attached hereto as Exhibit B (the "Company Affiliate Letter") that such Company Affiliate will not sell, pledge, transfer or otherwise dispose of any Parent Shares issued to such Company Affiliate pursuant to the Merger, except in compliance with Rule 145 promulgated under the Securities Act or an exemption from the registration requirements of the Securities Act.

         6.9 Maintenance of Insurance. Between the date hereof and through the Effective Time, the Company will maintain in full force and effect all of its and its Subsidiaries presently existing policies of insurance or insurance comparable to the coverage afforded by such policies.

         6.10 Representations and Warranties. Each of the Company and Parent shall give prompt notice to the other, of any circumstances that would cause any of its representations and warranties set forth in Section 5.1 or 5.2, as the case may be, that are qualified as to materiality or Material Adverse Effect not to be true and correct, and those that are not so qualified not to be true and correct in all material respects, in each case at and as of the Effective Time.

         6.11 Filings; Other Action. Subject to the terms and conditions herein provided, the Parties shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act, the Securities Act and the Exchange Act, and comparable foreign laws, rules and regulations, with respect to the Merger; (b) cooperate in the preparation of such filings or submissions under the HSR Act, the Securities Act and the Exchange Act and other comparable foreign laws, rules and regulations; and (c) use reasonable efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable. Notwithstanding anything to the contrary contained herein, nothing in this Agreement will require Parent, whether pursuant to an order of the Federal Trade Commission or the United States Department of Justice or otherwise, to dispose of any assets, lines of business or equity interests in order to obtain the consent of the Federal Trade Commission or the United States Department of Justice to the transactions contemplated by this Agreement.

         6.12 Tax-Free Reorganization Treatment. The Parties shall use their commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code and shall not knowingly take or fail to take any action which action or failure to act would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. So long as the Merger qualifies as a reorganization described in Section 368(a) of the Code, each of Parent, Merger Sub, and the Company (i) shall not file any Return or take any position inconsistent with the treatment of the Merger as a reorganization described in
Section 368(a) of the Code, and (ii) shall comply with the record keeping and information-reporting requirements set forth in Treas. Reg. Section 1.368-3. Furthermore, prior to the Effective Time, the Parties shall use their commercially reasonable efforts to obtain the tax opinions specified in Section 7.1(f) of the Agreement.

         6.13 Nasdaq Listing. Parent agrees to authorize for listing on the NNM the shares of Parent Common Stock issuable in connection with the Merger, upon official notice of issuance. Parent shall take all steps reasonably necessary to maintain the listing of the Parent Common Stock on the NNM.

         6.14     Indemnification.

                  (a) From and after the Effective Time, the Surviving Corporation will fulfill and honor in all respects the obligations of the Company to indemnify and hold harmless the Company's and its Subsidiaries' present and former directors, officers, employees, and agents and their heirs, executors and assigns (collectively, the "Covered Parties") against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and to advance any amount required with respect to such indemnification (but solely if the Surviving Corporation has not assumed the defense of such Covered Party) arising out of or pertaining to (i) the fact that the Covered Party is or was an officer, director, employee or agent of the Company or any of its subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law.

                  (b) The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and its subsidiaries than are presently set forth in the certificate of incorporation and by-laws of the Company and for a period of six (6) years from the Effective Time, those provisions will not be repealed or amended or otherwise modified in any manner that would adversely affect the rights thereunder of the Covered Parties, except to the extent, if any, that such modification is required by applicable law.

                  (c) For a period of six (6) years after the Effective Time, the Surviving Corporation will either (i) maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of the Company; provided, however, that in no event will the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for such 150% of such annual premium), or (ii) if mutually agreed between the Company and the Surviving Corporation, purchase a directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of the Company covering all periods prior to the Effective Time.

         6.15 Sale of Company Software Products. Concurrently with the execution and delivery of this Agreement, Parent and the Company have entered into a Nonexclusive Software Distribution Agreement in the form attached as Exhibit C hereto (the "Software Distribution Agreement") pursuant to which the Company will grant Parent a license to market, sell, distribute, license and sublicense certain software products sold by the Company on the terms specified in the Software Distribution Agreement.

         6.16 Registration on Form S-8. Parent agrees to cause the shares of Parent Stock issuable upon exercise of the Substitute Options to be covered by a Form S-8 Registration Statement filed with the SEC within 30 days of the Effective Time. Parent further agrees to cause the shares of Parent Stock issuable upon exercise of the Substitute Options to be registered or exempt from the registration requirements of all applicable state securities laws, rules and regulations.

         6.17 Section 16(b). Parent and the Company shall take all such steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connections with this Agreement by each individual who (a) is a director or officer of the Company or (b) at the Effective Time, will become a director or officer of Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

         6.18 Takeover Statutes. If any "fair price", "moratorium", "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Parties and its board of directors shall grant such approvals and take all such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and thereby.

         6.19 Further Amendments to Rights Plan. Prior to the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Board of Directors of the Company shall not take any action that would amend, or have the effect of amending, the

Company Rights Agreement so that (i) the Parent would become an "Acquiring Person" (as such terms are defined in the Company Rights Agreement) as a result of the consummation of the transactions contemplated by this Agreement, (ii) a "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Company Rights Agreement) would occur as a result of the consummation of the transactions contemplated by this Agreement, and (iii) all "Company Rights" issued and outstanding under the Company Rights Agreement would not expire immediately prior to the Effective Time.

                                   ARTICLE VII

                                   CONDITIONS

         7.1 Conditions to Each Party's Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction or waiver by each of the Parties of the following conditions:

                  (a) this Agreement and the Merger shall have been adopted by the requisite vote under applicable law of the stockholders of the Company and this Agreement and the issuance of Parent Shares in connection with this Merger shall have been approved by the requisite vote under the rules and regulations of the NNM by the stockholders of Parent (if necessary);

                  (b) the SEC shall have declared the S-4 Registration Statement effective; no stop order suspending the effectiveness of the S-4 Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the Parties;

                  (c) no judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or making the Merger illegal (collectively, "Restraints") shall be in effect;

                  (d) the waiting period(s) under the HSR Act and all other applicable material foreign antitrust, competition and merger laws, if any, shall have expired or been terminated;

                  (e) the Parent Shares issuable to stockholders of the Company pursuant to this Agreement shall have been authorized for listing on the NNM upon official notice of issuance; and, if the Closing occurs after December 31, 2001 and the Parent does not then satisfy the maintenance criteria (qualitative and otherwise) of the NNM (or any other requirements set forth in a letter from the NNM to Parent regarding the possible delisting of the Parent Shares), there shall then remain at least forty-five (45) calendar days before a Final Delisting Date, if any;

                  (f) The Company shall have received a written opinion from its tax counsel (Hill & Barlow), and, if a Parent Stockholder Meeting was held, the Parent shall have received a written opinion from its tax counsel (Bell, Boyd & Lloyd LLC), each in form and substance reasonably satisfactory to it, to the effect that for federal income tax purposes the Merger will constitute a reorganization within the meaning of
         Section 368(a) of the Code and such opinion shall not have been withdrawn; provided, however, that if the counsel to the Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to the Company if counsel for the Parent renders such opinion. The Parties to this Agreement agree to make such reasonable and customary representations as requested by such counsel for the purpose of rendering such opinions;

                  (g) (i) all required approvals or consents of any Governmental Entity or third party shall have been obtained (and all relevant statutory, regulatory or other governmental waiting periods, whether domestic, foreign or supranational, shall have expired), except, in the case of consents the absence of which could not result in civil or criminal sanctions being imposed on Parent or the Surviving Corporation or their respective affiliates, where the failures to obtain any such consents and approvals would not reasonably be expected to have a Material Adverse Effect on the Company, the Surviving Corporation or the Parent and (ii) all such approvals and consents which have been obtained shall be on terms that would not reasonably be expected to have a Material Adverse Effect on the Company, the Surviving Corporation or the Parent; and

                  (h) there shall not be any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to the Merger and the other transactions contemplated hereby (or in the case of any statue, rule or regulation, awaiting signature or reasonably expected to become law), by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational, that could, or could reasonably be expected to, have a Material Adverse Effect on the Company, the Surviving Corporation or the Parent at or after the Effective Time.

         7.2 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

                  (a) the representations and warranties set forth in Section
         5.1 that are qualified as to materiality or Material Adverse Effect shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case except as permitted or contemplated by this Agreement (it being understood that for purposes of determining the accuracy of such representations and warranties any update or modification to the Parent Disclosure Schedule made or purported to have been made without the Company's written consent thereto shall be disregarded), except, in all cases where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on Parent;

                  (b) Parent shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time; and

                  (c) Parent shall have delivered to the Company a certificate of its chief executive officer or chief financial officer, on behalf of Parent, to the effect that each of the conditions specified in Section
         7.1 (as it relates to Parent) and clauses (a) and (b) of this Section
         7.2 has been satisfied in all respects.

         7.3 Conditions to the Obligations of Parent. The obligation of Parent to consummate the Merger is subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any or all of which may be waived in whole or in part by Parent to the extent permitted by applicable law:

                  (a) the representations and warranties of the Company set forth in Section 5.2 that are qualified as to materiality or Material Adverse Effect shall be true and correct and those that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case except as permitted or contemplated by this Agreement (it being understood that for purposes of determining the accuracy of such representations or warranties any update or modifications to the Company Disclosure Schedule made or purported to have been made without Parent's written consent thereto shall be disregarded), except, in all cases, where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect on the Company, the Surviving Corporation or the Parent;

                  (b) the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

                  (c) the Company shall have delivered to Parent a certificate of its chief executive officer or chief financial officer, on behalf of the Company, to the effect that each of the conditions specified in Section 7.1 (as it relates to the Company) and clauses (a) and (b) of this Section 7.3 has been satisfied in all respects;

                  (d) to the extent the option agreement or option plan governing any Company Option does not currently permit the Company to take any of the actions contemplated by Section 4.1(c) hereof, the Company shall have entered into agreements with the holders of such Company Options which allow the Company to take the actions contemplated by Section 4.1(c) hereof, which agreements shall be in form and substance reasonably acceptable to Parent; and

                  (e) the Company shall have received all written consents, assignments, waivers, authorizations or other certificates necessary to provide for the continuation in full force and effect of any and all material contracts and leases of the Company and for the Company to consummate the transactions contemplated hereby.

                                  ARTICLE VIII

                                   TERMINATION

         8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption of this Agreement by the stockholders of the Company or Merger Sub and the approval (if necessary) of the issuance of the Parent Shares in connection with the Merger by the stockholders of Parent, by the mutual written consent of the Company and Parent.

         8.2 Termination by Either the Company or Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption of this Agreement by the stockholders of the Company or Merger Sub and the approval (if necessary) of the issuance of the Parent Shares in connection with the Merger by the stockholders of Parent, by action of the board of directors of either the Company or Parent if:

                  (a) the Merger shall not have been consummated by December 31, 2001 (as adjusted in the manner set forth below, the "Termination Date"); provided, however, that if (x) the Effective Time has not occurred by the Termination Date by reason of nonsatisfaction of any of the conditions set forth in Sections 7.1(b), 7.1(c) or 7.1(d) and (y) all other conditions set forth in Article VII have heretofore been satisfied or waived or are then capable of being satisfied, then the Termination Date shall automatically be extended to January 31, 2002;

                  (b) any Restraint shall be in effect and shall have become final and nonappealable; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of such Restraints and to appeal as promptly as possible any such Restraints that may be entered; or

                  (c) at the duly held Company Stockholders Meeting (including any adjournments thereof), the requisite approval of the Company's stockholders shall not have been obtained; provided, however, that the Company's right to terminate this Agreement under this Section 8.2(c) shall not be available to the Company if the Company has violated the provisions of
         Section 6.2; or

                  (d) the Parent Stockholders Meeting is required and at the duly held Parent Stockholders Meeting (including any adjournments thereof), the requisite approval of Parent's stockholders shall not have been obtained.

         8.3 Termination by the Company. This Agreement may be terminated by the Company upon written notice to Parent and the Merger may be abandoned at any time prior to the Effective Time, before or after adoption of this Agreement by the stockholders of the Company or Merger Sub, by action of the board of directors of the Company, if:

                  (a) Parent shall have breached or failed to perform any of the covenants or other agreements contained in this Agreement, or if any representation or warranty shall have become untrue, in either case such that (i) the conditions set forth in Section 7.2(a) or (b) would not be satisfied as of the time of such breach or as of such time as such representation or warranty shall have become untrue and (ii) such breach or failure to be true has not been or is incapable of being cured within twenty (20) business days following receipt by Parent of notice of such failure to comply; or

                  (b) the Parent Stockholders Meeting is required and the board of directors of Parent, or any committee thereof, shall have withdrawn or modified in a manner adverse to the Company its approval or recommendation of the Merger or this Agreement, or Parent shall have failed to include in the Proxy Statement the recommendation of the board of directors of Parent in favor of approval of the Merger and this Agreement; or

                  (c) if the Company is in active negotiations, or executes a definitive agreement, with respect to a Company Superior Proposal, but only at a time that is prior to the adoption of this Agreement by the stockholders of the Company and that is after the second business day following the Company's delivery of a written notice to Parent advising that the board of directors of the Company is prepared to accept a Company Superior Proposal and identifying the Person making such Company Superior Proposal.

         8.4 Termination by Parent. This Agreement may be terminated by Parent upon written notice to the Company and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval (if necessary) of the issuance of the Parent Shares in connection with the Merger by the stockholders of Parent, by any action of the Board of Directors of Parent, if:

                  (a) the Company shall have breached or failed to perform any of the covenants or other agreements contained in this Agreement, or if any representation or warranty shall have become untrue, in either case such that (i) the conditions set forth in Section 7.3(a) or (b) would not be satisfied as of the time of such breach or as of such time as such representation or warranty shall have become untrue and (ii) such breach or failure to be true has not been or is incapable of being cured within twenty (20) business days following receipt by the Company of notice of such failure to comply; or

                  (b) (i) the board of directors of the Company or any committee thereof, shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger or this Agreement, (ii) the Company shall have failed to include in the Proxy Statement the recommendation of the board of directors of the Company in favor of adoption of this Agreement, (iii) in connection with a Rule 14d-9 disclosure, the board of directors of the Company shall have taken any action other than a rejection of a Rule 14d-9 proposal, (iv) the board of directors of the Company or any committee thereof shall have recommended any Company Acquisition Proposal, (v) the Company or any of its officers or directors shall have entered into discussions or negotiations in violation of Section 6.2, (vi) the board of directors of the Company or any committee thereof shall have resolved to do any of the foregoing or (vii) any Company Acquisition Proposal is consummated or an agreement with respect to any Company Acquisition Proposal is validly signed on behalf of the Company.

         8.5      Effect of Termination; Termination Fee.

                  (a) Except as set forth in this Section 8.5, in the event of termination of this Agreement by either Parent or the Company as provided in this Article VIII, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parties or their respective affiliates, officers, directors or stockholders except (x) with respect to the treatment of confidential information pursuant to Section 6.6, the payment of expenses pursuant to Section 9.1, and Article IX generally, (y) to the extent that such termination results from the willful and material breach of a Party of any of its representations or warranties, or any of its covenants or agreements and (z) with respect to any intentional or knowing misrepresentations in connection with or pursuant to this Agreement or the transactions contemplated hereby.

                  (b) In the event that (i) this Agreement is terminated pursuant to Section 8.2(a) due to the Company Stockholders Meeting not occurring as a result of a Company Acquisition Proposal, and within one year of such termination an Alternate Transaction is consummated or the Company enters into a definitive agreement to consummate an Alternate Transaction, (ii) (1) a Company Acquisition Proposal or the intention or desire to make a Company Acquisition Proposal shall have been made directly to the stockholders of the Company generally or otherwise publicly announced by the Company or the Person making a Company Acquisition Proposal, (2) such Company Acquisition Proposal or intention or desire is not withdrawn prior to the vote of the Company stockholders at the duly held Company Stockholders Meeting, (3) thereafter this Agreement is terminated pursuant to Section 8.2(c) or Section 8.4(a), and (4) within one year of such termination an Alternate Transaction is consummated or the Company enters into a definitive agreement to consummate an Alternate Transaction, or (iii) this Agreement is terminated by the Company pursuant to Section 8.3(c) or by Parent pursuant to Section 8.4(b), then the Company shall pay Parent a fee equal to $2,000,000 (the "Termination Fee"), payable by wire transfer of same day funds. The Company shall pay the Termination Fee promptly, but in no event later than the date of such termination, in the case of termination pursuant to Section 8.3(c), within three business days, in the case of termination pursuant to Section 8.4(b), or the earlier of the date the Company enters into a definitive agreement to consummate the transactions contemplated by an Alternate Transaction or an Alternate Transaction is consummated, as the case may be, in the case of termination pursuant to Sections 8.2(a), 8.2(c) or 8.4(a). The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement, and accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 8.5(b), the Company shall pay to Parent its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

                  (c) In the event that this Agreement is terminated by the Company pursuant to Sections 8.3(b), then Parent shall promptly, but in no event later than the date of such termination, pay the Company a fee equal to the Termination Fee, payable by wire transfer of same day funds. Parent acknowledges that the agreements contained in this
         Section 8.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement, and accordingly, if Parent fails promptly to pay the amount due pursuant to this Section 8.5(c), and, in order to obtain such payment, the Company commences a suit which results in a judgment against Parent for the fee set forth in this
         Section 8.5(c), Parent shall pay to the Company its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

                  (d) In the event that this Agreement is terminated by either Party pursuant to Section 8.2(d) or by the Company pursuant to Section 8.3(a), Parent shall pay to the Company an amount (the "Expenses Fee") equal to the lesser of (i) $500,000 and (ii) all Transaction Expenses (as defined below) incurred by the Company prior to such termination, such payment to be made promptly but in no event later than the fifth business day after receipt of an invoice from the Company for such Transaction Expenses, including reasonably detailed backup therefor. In the event this Agreement is terminated by either Party pursuant to Section 8.2(c) (other than as provided in Section 8.5(b)(ii) above) or by Parent pursuant to Section 8.4(a), the Company shall pay to Parent the Expenses Fee promptly but in no event later than the fifth business day after receipt of an invoice from Parent for such Transaction Expenses, including reasonably detailed backup therefor.

                  (e) In the event both Parent and the Company would otherwise be entitled to receive the Termination Fee under this Section 8.5 in connection with the termination of this Agreement, neither party shall be required to make any payment under this Section 8.5.

                  (f) If this Agreement is terminated under circumstances in which Parent or the Company is entitled to receive the Termination Fee,
         (i) the obligation to pay the Termination Fee shall survive the termination of this Agreement and (ii) the payment of the Termination Fee shall be the sole and exclusive remedy available to Parent or the Company, as applicable, except in the event of (A) a willful breach of any provision of this Agreement or (B) an intentional or knowing misrepresentation in connection with this Agreement or the transactions contemplated hereby, in which event the party entitled to the Termination Fee shall have all rights, powers and remedies against the other party that may be available at law or in equity. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

                                   ARTICLE IX

                            MISCELLANEOUS AND GENERAL

         9.1 Payment of Expenses. Except as set forth in Section 8.5 hereof, whether or not the Merger shall be consummated, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby (the "Transaction Expenses").

         9.2 Non-Survival of Representations and Warranties. The representations and warranties made in Sections 5.1 and 5.2 hereof shall not survive beyond the Effective Time or a termination of this Agreement, except to the extent a willful breach of such representation or intentional or knowing misrepresentation formed the basis for such termination. This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement pursuant to Article VIII, including the payment of any Termination Fee.

         9.3 Modification or Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the Parties, by resolution of their respective board of directors, may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective Parties; provided, however, that after approval of this Agreement by the stockholders of the Company is obtained, no amendment which requires further stockholder approval shall be made without such approval of stockholders.

         9.4 Waiver of Conditions. The conditions to each of the Parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

         9.5 Counterparts. For the convenience of the Parties, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         9.6 Governing Law; Jurisdiction.

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

                  (b) Each of Parent, Merger Sub and the Company hereby irrevocably submits in any suit, action or proceeding arising out of or related to this Agreement or any other instrument, document or agreement executed or delivered in connection herewith and the transactions contemplated hereby and thereby, whether arising in contract, tort, equity or otherwise, to the exclusive jurisdiction of any state or federal court located in the State of Delaware and waives any and all objections to jurisdiction that it may have under the laws of the United States or of any state.

                  (c) Each of Parent, Merger Sub and the Company waives any objection that it may have (including, without limitation, any objection of the laying of venue or based on forum non conveniens) to the location of the court in any proceeding commenced in accordance with this Section 9.6.

         9.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other Parties shall be deemed delivered upon actual receipt and shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, reputable overnight courier, or by facsimile transmission (with a confirming copy sent by reputable overnight courier), as follows:


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         (a)      if to Parent or Merger Sub, to:

                               divine, inc.
                               1301 North Elston Avenue
                               Chicago, IL 60622

                               Attention:  Chief Financial Officer and
                                           General Counsel
                               Facsimile:  (773)394-6603

                               with a copy to:

                               Bell, Boyd & Lloyd LLC
                               70 West Madison Street
                               Suite 3300
                               Chicago, IL 60602
                               Attention:  D. Mark McMillan, Esq.
                               Facsimile:   (312) 372-2098

                  (b)      if to the Company, to:

                               Eprise Corporation
                               200 Crossing Boulevard
                               Framingham, MA 01701

                               Attention:  President and Chief Executive Officer
                               Facsimile:  ___________________

                               with copies to:

                               Hill & Barlow
                               One International Place
                               Boston, MA 02110
                               Attention:   Ellen J. Rubin, Esq.
                               Facsimile:   (617) 428-3500

or to such other Persons or addresses as may be designated in writing by the party to receive such notice.

         9.8 Entire Agreement; Assignment. This Agreement, including the Exhibits and Disclosure Schedules, together with the Confidentiality Agreement,
(i) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior or contemporaneous agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof, and (ii) shall not be assigned by operation of law or otherwise (and any attempt to do so shall be void).

         9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this


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Agreement, express or implied, other than the right to receive the consideration payable in connection with the Merger pursuant to Article IV hereof other than Sections 6.15, 6.16 and 6.17 hereof, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         9.10     Certain Definitions.  As used herein:

                  (a) "Alternate Transaction" shall mean any transaction or series of transactions involving: (1) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any of the Company or its Subsidiaries is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 50% of the outstanding securities of any class of voting securities of any of the Company or its Subsidiaries, or (iii) in which any of the Company or its Subsidiaries issues securities representing more than 50% of the outstanding securities of any class of voting securities of any of the Company or its Subsidiaries; or (2) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 50% or more of the consolidated net revenues, net income or assets of any of the Company or its Subsidiaries.

                  (b) "Encumbrance" means any claim, lien, pledge, charge, security interest, equitable interest, option, right of first refusal or preemptive right, condition, or other restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income, or exercise of any other attribute of ownership.

                  (c) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  (d) "Final Delisting Date" means the date, including any extensions, deferrals, or restatements thereof, specified by the NNM in a notice to Parent upon which date the Parent Shares will be delisted from the NNM if Parent shall have not then satisfied the criteria of the NNM necessary to maintain the listing of the Parent Shares on the NNM; provided, however, that if the NNM shall have withdrawn such notice or otherwise suspended, revoked, or waived its maintenance criteria (or any other requirements set forth in a letter from the NNM to Parent regarding the possible delisting of the Parent Shares), there shall be no Final Delisting Date for all purposes of this Agreement.

                  (e) "Governmental Entity" means the United States or any state, local or foreign government, or instrumentality, division, subdivision, agency, department or authority of any thereof.


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
                  (f) "Knowledge" with respect to a party hereto shall mean the actual knowledge of any of the chief executive officer and the chief financial officer thereof.

                  (g) "Material Adverse Effect" shall mean any adverse effect or change in the business, operations, liabilities (contingent or otherwise), results of operations or financial performance, condition or prospects of Parent or any of its Subsidiaries or the Company or any of its Subsidiaries, as the case may be, which is material to the Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be; provided, however, that in no event shall any of the following, in and of themselves, constitute a Material Adverse Effect: (i) any change in or effect on the business of Parent or any of its Subsidiaries or the Company or any of its Subsidiaries, as applicable, caused by, relating to or resulting from, directly or indirectly, the transactions contemplated by this Agreement or the announcement thereof; (ii) any change in the market price or trading volume of the shares of Company Stock or Parent Stock, as applicable, on or after the date of this Agreement; or (iii) any adverse change, effect or occurrence attributable to the United States or European economy as a whole, the industries in which Parent or the Company, as applicable, compete or such other foreign economies where Parent or the Company, as applicable, have material operations or sales. The parties specifically agree that any changes in the Company's quarterly revenues from previous quarters or from any projections disclosed to Parent at any time shall not constitute a Material Adverse Effect hereunder; provided that, so long as the Closing occurs on or before December 31, 2001, the Company's cash balance at Closing is no less than $37,800,000.

                  (h) "Material Subsidiary" means with reference to any entity, any Subsidiary of such entity which, as of the date hereof or as of the Closing Date, would qualify as a "significant subsidiary" within the meaning of Rule 1-02(w) of Regulation S-X promulgated under the Exchange Act.

                  (i) "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, entity or Governmental Entity.

                  (j) "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and any claims for refund for Taxes, including any amendments or supplements to any of the foregoing.

                  (k) "Significant Tax Agreement" is any agreement to which the Company or any Subsidiary of the Company is a party under which the Company or any Subsidiary could reasonably be expected to be liable to another party under such agreement in an amount in excess of $25,000 in respect of Taxes payable by such other party to any taxing authority.


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
                  (l) "Subsidiary" shall mean, when used with reference to any entity, (i) any entity of which fifty percent (50%) or more of (i) the outstanding voting securities or interests or (ii) the economic interests, are owned directly or indirectly by such former entity.

                  (m) "Tax" or "Taxes" refers to any and all federal, state, local and foreign, taxes, assessments and other governmental charges, duties, impositions and liabilities in the nature of and relating to such taxes, including without limitation taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, net worth, capital stock, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and including any liability for taxes of a predecessor entity; provided, however, that the term "Tax" or "Taxes" shall not be deemed to include claims by any governmental authority under an escheat, unclaimed property, or similar provision of applicable law.

         9.11 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

         9.12 Specific Performance. The Parties acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the Parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

         9.13 Recovery of Attorney's Fees. In the event of any litigation between the Parties relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs (including court costs) from the non-prevailing party, provided that if both Parties prevail in part, the reasonable attorney's fees and costs shall be awarded by the court in such manner as it deems equitable to reflect the relative amounts and merits of the Parties' claims.

         9.14 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

         9.15 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be used against any party hereto.


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
         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto and shall be effective as of the date first hereinabove written.

                                             PARENT:
                                             DIVINE, INC.


                                             By:  /s/ Jude Sullivan
                                                  Jude Sullivan
                                                  Senior Vice President and
                                                  General Counsel


                                             MERGER SUB:
                                             DI2 ACQUISITION COMPANY

                                             By:  /s/ Jude Sullivan
                                                  Jude Sullivan
                                                  President



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
                                             COMPANY:
                                             EPRISE CORPORATION

                                             By:  /s/ Joseph A. Forgione
                                                      Joseph A. Forgione
                                                      President and Chief
                                                      Executive Officer


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